April 7, 2011

Dear Fellow Stockholders:

You are cordially invited to attend the Emergent BioSolutions Inc. 2011 Annual Meeting of Stockholders to be held on May 19, 2011, at 10:00 a.m., Eastern time, at the Sheraton Rockville Hotel, 920 King Farm Boulevard, Rockville, Maryland 20850. Details about the meeting, nominees for the Board of Directors and other matters to be acted on are included in the Notice of 2011 Annual Meeting of Stockholders and proxy statement that follow.

We hope you plan to attend the Annual Meeting. Please vote your shares, whether or not you plan to attend the meeting, by proxy using one of the methods described in the Notice of Internet Availability of Proxy Materials or our proxy statement. Your proxy may be revoked at any time before it is exercised as explained in our proxy statement.

If you plan to attend the meeting, please bring photo identification for admission. Also, if your shares are held in the name of a broker, bank or other nominee, please bring with you a proxy, letter or account statement (or copy thereof) from your broker, bank or nominee confirming your ownership of Emergent BioSolutions stock so that you can be admitted to the meeting. Also, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a broker’s proxy card issued in your name.

On behalf of the board of directors and management, it is my pleasure to express our appreciation for your continued support.

 Sincerely,

Fuad El-Hibri
Chairman and Chief Executive Officer

YOUR VOTE IS IMPORTANT.
PLEASE TAKE TIME TO VOTE AS SOON AS POSSIBLE.

EMERGENT BIOSOLUTIONS INC.
2273 RESEARCH BOULEVARD, SUITE 400
ROCKVILLE, MARYLAND 20850

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 19, 2011

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Stockholders of Emergent BioSolutions Inc. will be held on May 19, 2011 at 10:00 a.m., Eastern time, at the Sheraton Rockville Hotel, 920 King Farm Boulevard, Rockville, Maryland 20850. At the annual meeting, stockholders will consider and vote on the following matters:

1.	the election of Zsolt Harsanyi, Ph.D., Louis W. Sullivan, M.D. and Marvin L. White to serve as Class II directors, each for a term of three years;
2.	the ratification of the selection by the audit committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;
3.	an advisory vote to approve the compensation of our named executive officers; and
4.	an advisory vote on the frequency of future advisory votes on executive compensation.

Stockholders also will consider and vote on any other matters as may properly come before the annual meeting or any adjournment or postponement thereof. Our board of directors has no knowledge of any other matters that may come before the meeting.

The board of directors recommends that you vote FOR the election of each of the Class II director nominees, and FOR Proposals 2 and 3.  Our board of directors is not making a recommendation with respect to Proposal 4 and currently intends to hold future advisory votes on executive compensation in accordance with the frequency option that receives the most stockholder support.  Stockholders of record at the close of business on April 1, 2011 are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
 FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2011

Our proxy statement, a proxy card and our 2010 annual report to stockholders are available on the Internet at http://materials.proxyvote.com/29089Q.

We hope that all stockholders will be able to attend the annual meeting in person. However, in order to ensure that a quorum is present at the meeting, please take the time to vote now, whether or not you plan to attend the annual meeting. You may vote by proxy using one of the methods described in the Notice of Internet Availability of Proxy Materials or our proxy statement.  Please note, however, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a broker’s proxy card issued in your name. To obtain directions to the annual meeting, please call our Investor Relations department at (301) 795-1800.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

Jay G. Reilly
Vice President, General Counsel and Corporate Secretary

Rockville, Maryland
April 7, 2011

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOUR VOTE IS IMPORTANT.
 IN ORDER TO ASSURE THE REPRESENTATION OF YOUR SHARES AT THE ANNUAL
 MEETING, PLEASE VOTE YOUR PROXY AS SOON AS POSSIBLE.

EMERGENT BIOSOLUTIONS INC.
 2273 RESEARCH BOULEVARD, SUITE 400
 ROCKVILLE, MARYLAND 20850

PROXY STATEMENT
For the 2011 Annual Meeting of Stockholders
 To Be Held On May 19, 2011

This proxy statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies by the board of directors of Emergent BioSolutions Inc. for use at the 2011 Annual Meeting of Stockholders to be held on May 19, 2011 at 10:00 a.m., Eastern time, at the Sheraton Rockville Hotel, 920 King Farm Boulevard, Rockville, Maryland 20850, and at any adjournment or postponement thereof.

All proxies will be voted in accordance with your instructions. If no choice is specified, the proxies will be voted as recommended by our board of directors with respect to Proposals 1, 2 and 3.  If no choice is specified with respect to Proposal 4, your proxy will be voted as an abstention with respect to Proposal 4. A stockholder who submits a proxy may revoke or revise that proxy at any time before the annual meeting as described below.

Internet Availability of Proxy Materials

Consistent with rules adopted by the Securities and Exchange Commission, or SEC, we are furnishing proxy materials to our stockholders through a combination of making the materials available on the Internet and delivering a full set of printed copies of these materials to certain of our stockholders by mail. On or about April 7, 2011, we are mailing to our stockholders of record as of April 1, 2011, printed copies of our proxy statement, a proxy card and our 2010 annual report to stockholders. Beneficial owners of our common stock who own shares of our common stock in “street name” through a broker, bank or other nominee will receive only a Notice of Internet Availability of Proxy Materials, which contains instructions on how to access our proxy statement, a proxy card and our 2010 annual report to stockholders, and will not receive printed copies of these materials unless such beneficial owners specifically request them in accordance with instructions provided by their broker, bank or other nominee.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of our annual meeting and help conserve natural resources. You can receive printed proxy materials by following the instructions included in the Notice of Internet Availability of Proxy Materials and this proxy statement. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail until you elect otherwise. If you have previously elected to receive printed proxy materials, you will continue to receive these materials in paper format until you elect otherwise.

This proxy statement is first being made available to stockholders on or about April 7, 2011.

Copies of this proxy statement, a proxy card and our 2010 annual report to stockholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC, will be furnished without charge to any stockholder upon written or oral request to Emergent BioSolutions Inc., Attn: Investor Relations, 2273 Research Boulevard, Suite 400, Rockville, Maryland 20850; telephone: (301) 795-1800. This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 also are available in the Investors section of our website at www.emergentbiosolutions.com and the SEC’s website at www.sec.gov. This proxy statement, our 2010 annual report to stockholders and a proxy card are available on the Internet at http://materials.proxyvote.com/29089Q.

Voting Securities and Votes Required

Stockholders of record at the close of business on April 1, 2011 will be entitled to notice of and to vote at the annual meeting. On that date, 35,424,190 shares of our common stock were issued and outstanding. Each share of common stock entitles the holder to one vote with respect to all matters submitted to stockholders at the meeting. Stockholders are not entitled to cumulative voting rights. We have no other securities entitled to vote at the meeting.

The representation in person or by proxy of at least a majority of the shares of common stock issued, outstanding and entitled to vote at the annual meeting is necessary to establish a quorum for the transaction of business. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

Directors are elected by a plurality of votes cast by stockholders entitled to vote at the meeting. To be approved, any other matter submitted to our stockholders, including the ratification of Ernst & Young LLP as our independent registered public accounting firm, the advisory vote to approve the compensation of our named executive officers and the advisory vote on the frequency of future advisory votes on executive compensation, requires the affirmative vote of the majority of shares present in person or represented by proxy and voting on such matter at the annual meeting. With respect to the advisory vote on the frequency of future advisory votes on executive compensation, if none of the three frequency options receives the vote of the holders of a majority of the votes cast, we will consider the frequency option (one year, two years or three years) receiving a plurality of votes cast by stockholders to be the frequency that has been recommended by stockholders.  A representative of American Stock Transfer & Trust Company will serve as the inspector of elections at the annual meeting.

Shares that abstain from voting as to a particular matter and shares held in “street name” by brokers, banks or other nominees whose proxies indicate that they do not have discretionary authority to vote such shares as to a particular matter, which we refer to as “broker non-votes,” will be counted for the purpose of determining whether a quorum exists but will not have any effect upon the outcome of voting with respect to such matters.

Under New York Stock Exchange, or NYSE, rules, each of the proposal to elect the three nominees to serve as Class II directors, the advisory vote to approve the compensation of our named executive officers and the advisory vote on the frequency of future advisory votes on executive compensation is a non-discretionary item, which means that if you do not give instructions to your broker, bank or other nominee, your broker, bank or other nominee will not be able to vote your shares in its discretion on these proposals and your shares will be treated as “broker non-votes” for these proposals. We urge you to provide voting instructions to your broker, bank or other nominee so that your votes may be counted.

The proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 is a discretionary item under NYSE rules.  Accordingly, brokers, banks and other nominees may exercise discretionary authority with respect to this proposal if you do not provide voting instructions.

A stockholder of record may vote such stockholder’s shares by proxy using one of the methods described below. Voting by proxy will not in any way affect a stockholder’s right to attend the meeting and vote in person. Any stockholder voting by proxy has the right to revoke the proxy at any time before the polls close at the annual meeting by giving our Corporate Secretary a duly executed proxy card bearing a later date than the proxy being revoked, or by submitting a new proxy using one of the other methods described below, at any time before that proxy is voted, or by appearing at the meeting and voting in person. The shares represented by all properly executed proxies received in time for the meeting will be voted as specified. If the shares you own are held in your name and you do not specify in your proxy how your shares are to be voted with respect to Proposals 1, 2 and 3, they will be voted in favor of the election as Class II directors of those persons named as nominees in this proxy statement, in favor of the ratification of Ernst & Young LLP as our independent registered public accounting firm and in favor of approving the compensation of our named executive officers. If you do not specify in your proxy how your shares are to be voted with respect to Proposal 4, your shares will be treated as abstentions with respect to Proposal 4.  If any other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment. If the shares you own are held in “street name,” the broker, bank or other nominee, as the record holder of your shares, is required to vote your shares in accordance with any instructions you provide. In order to vote your shares held in “street name,” you will need to follow the directions that your broker, bank or other nominee provides to you.

If your shares are registered directly in your name, you may vote:

▪
By Internet.  To vote by Internet, go to www.voteproxy.com and follow the instructions you find on this website. Your proxy will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our board of directors with respect to Proposals 1, 2 and 3. If you do not specify how you want your shares to be voted with respect to Proposal 4, your shares will be treated as abstentions with respect to Proposal 4. If you vote by Internet, you do not need to mail in a proxy card.

▪
By Telephone.  To vote by phone, call 1-800-PROXIES (1-800-776-9437) toll-free from the United States or 1-718-921-8500 from foreign countries and follow the instructions. Your proxy will be voted according to your instructions. If you do not specify how you want your shares voted with respect to Proposals 1, 2 and 3, they will be voted as recommended by our board of directors. If you do not specify how you want your shares to be voted with respect to Proposal 4, your shares will be treated as abstentions with respect to Proposal 4.  If you vote by telephone, you do not need to mail in a proxy card. Stockholders with rotary telephone service will not be able to vote by telephone.

▪
By Mail.  Complete, date and sign a proxy card and mail it to American Stock Transfer & Trust Company using the enclosed envelope. Your proxy will be voted according to your instructions. If you do not specify how you want your shares voted with respect to Proposals 1, 2 and 3, they will be voted as recommended by our board of directors. If you do not specify how you want your shares to be voted with respect to Proposal 4, your shares will be treated as abstentions with respect to Proposal 4.

▪	In Person at the Meeting. If you attend the annual meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” for your account by a broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee explaining how to request printed copies of our proxy materials and how to vote.  If you plan to vote in person at the annual meeting, you should contact the broker, bank or other nominee that holds your shares to obtain a broker’s proxy card and bring it with you to the meeting. A broker’s proxy is not the form of proxy available on our website. You will not be able to vote shares you hold in street name at the annual meeting unless you have a proxy from your broker issued in your name giving you the right to vote the shares.

Stockholders Sharing the Same Address

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or proxy statement addressed to those stockholders. This process, commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Because we utilize the “householding” rules for proxy materials, stockholders who share the same address will receive only one copy of the Notice of Internet Availability of Proxy Materials or annual report and proxy statement, unless we receive contrary instructions from any stockholder at that address. If you prefer to receive multiple copies of the Notice of Internet Availability of Proxy Materials or proxy statement and annual report at the same address, additional copies will be provided to you promptly upon request. If you are a stockholder of record, you may obtain additional copies upon written request to Emergent BioSolutions Inc., Attn: Investor Relations, 2273 Research Boulevard, Suite 400, Rockville, Maryland 20850; telephone: (301) 795-1800. Eligible stockholders of record receiving multiple copies of the Notice of Internet Availability of Proxy Materials or annual report and proxy statement can request householding by contacting us in the same manner.

If you are a beneficial owner and hold your shares in a brokerage or custody account, you can request additional copies of the Notice of Internet Availability of Proxy Materials or proxy statement and annual report or you can request householding by notifying your broker, bank or other nominee.

STOCK OWNERSHIP INFORMATION

The following table sets forth information regarding the beneficial ownership of our common stock as of March 25, 2011 by each of our named executive officers, each of our directors and director nominees, all of our executive officers and directors as a group and each person, entity or group of affiliated persons or entities known by us to beneficially own more than 5% of our outstanding common stock. There were 35,424,190 shares of our common stock outstanding on March 25, 2011.

Name of Beneficial Owner	Outstanding Shares Beneficially Owned(1)	Right to Acquire Beneficial Ownership(2)	Total Shares Beneficially Owned	Percentage of Shares Beneficially Owned

Named executive officers, directors and director nominees
Fuad El-Hibri (3)	11,093,395	133,464	11,226,859	31.57%
Daniel J. Abdun-Nabi	7,067	245,792	252,859	*
R. Don Elsey	7,437	94,197	101,634	*
Kyle W. Keese	7,379	105,090	112,469	*
Stephen Lockhart	1,396	19,254	20,650	*
Dr. Sue Bailey	-	32,000	32,000	*
Zsolt Harsanyi, Ph.D.	-	61,200	61,200	*
Jerome M. Hauer	-	13,200	13,200	*
Ronald B. Richard	-	71,200	71,200	*
Louis W. Sullivan, M.D.	-	97,156	97,156	*
Marvin L. White	-	-	-	*
John E. Niederhuber, M.D.	-	-	-	*
All executive officers and directors as a group (12 persons)	11,133,278	871,299	11,986,577	33.02%
5% stockholders
Intervac, L.L.C.	6,143,794	-	6,143,794	17.34%
The Bank of New York Mellon Corporation (4)	2,505,331	-	2,505,331	7.07%
BioPharm, L.L.C.	2,265,043	-	2,265,043	6.39%
Royce and Associates (5)	2,231,242	-	2,231,242	6.30%
* Represents beneficial ownership of less than one percent of common stock.

(1)
Includes shares of common stock that are issuable as a result of restricted stock unit awards that have vested. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to shares of our common stock. The information set forth in the table above is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares. Except as otherwise noted, to our knowledge, the persons and entities named in the table above have sole voting and investment power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise indicated, the address of each of the beneficial owners named in the table above is c/o Emergent BioSolutions Inc., 2273 Research Boulevard, Suite 400, Rockville, Maryland 20850.

(2)
Consists of shares of common stock subject to stock options exercisable as of, or within 60 days of March 25, 2011, and shares of common stock issuable under restricted stock unit awards that vest within 60 days of March 25, 2011. Shares of common stock subject to stock options that are exercisable as of or within 60 days of March 25, 2011 and shares of common stock issuable under restricted stock unit awards that vest within 60 days of March 25, 2011 are deemed to be outstanding and beneficially owned by the person holding the option or restricted stock unit for the purpose of calculating the percentage ownership of that person, but are not deemed outstanding for the purpose of calculating the percentage ownership of any other person.

(3)
Mr. El-Hibri has a pecuniary ownership interest in 5,924,075 shares of our common stock through his direct holdings in certain affiliates, which represents approximately 16.7% of our outstanding common stock. In accordance with the rules and regulations of the SEC, Mr. El-Hibri’s beneficial ownership is deemed to consist of the following shares of our common stock:

▪	6,143,794 shares held by Intervac, L.L.C.;
▪	2,265,043 shares held by BioPharm, L.L.C.;
▪	1,524,155 shares held by Biovac, L.L.C.;
▪	1,129,119 shares held directly by Mr. El-Hibri;
▪	133,464 shares of common stock subject to stock options exercisable within 60 days of March 25, 2011; and
▪	31,284 shares held by Trusts indirectly controlled by Mr. El-Hibri.
For more information regarding beneficial ownership and voting of these shares, see “— Stockholder Arrangements” below.
(4)
Based on information of beneficial ownership as of December 31, 2010 included in a Schedule 13G filed with the SEC on February 3, 2011.  The address of The Bank of New York Mellon Corporation is One Wall Street, 31st Floor, New York, New York 10286.

(5)
Based on information of beneficial ownership as of December 31, 2010 included in Amendment No. 1 to Schedule 13G filed with the SEC on January 12, 2011.  The address of Royce & Associates, LLC is 745 Fifth Avenue, New York, NY 10151.

Stockholder Arrangements

Fuad El-Hibri, our chief executive officer and the chairman of our board of directors, is the general manager of Intervac, L.L.C. and in that capacity has the power to vote and dispose of all shares of our common stock held by Intervac. Mr. El-Hibri and his wife, as tenants by the entirety, hold a 41.11% equity interest in Intervac. Mr. El-Hibri disclaims beneficial ownership of the shares of common stock held by Intervac for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, except to the extent of his pecuniary interest in 2,525,542 shares.

Mr. El-Hibri also holds a 40.17% equity interest in BioPharm, L.L.C. and more than 50% of the class B ownership units of BioPharm, and has the power to direct the voting and disposition of all shares of our common stock held by BioPharm. Mr. El-Hibri disclaims beneficial ownership of these shares for purposes of Section 16 of the Exchange Act, except to the extent of his pecuniary interest in 909,868 shares.

Mr. El-Hibri and his wife, as tenants by the entirety, also hold 89.2% of the ownership interests in Biovac, L.L.C. and have the power to vote and dispose of all shares of our common stock held by Biovac. Mr. El-Hibri disclaims beneficial ownership of these shares for purposes of Section 16 of the Exchange Act, except to the extent of his pecuniary interest in 1,359,546 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely upon a review of the copies of such forms furnished to us for the year ended December 31, 2010, and the information provided to us by those persons required to file such reports, no such person failed to file the forms required by Section 16(a) of the Exchange Act on a timely basis except for one Form 3 and one Form 4 required to be filed by Dr. Niederhuber upon his initial appointment to our board of directors.

Disclosure of Certain Information on our Website

We may make disclosure of the following information on our corporate website at www.emergentbiosolutions.com:

▪	the identity of the presiding director at meetings of non-management or independent directors (or the method of selecting the presiding director if such director changes from meeting to meeting);
▪	the method for interested parties to communicate directly with the presiding director or with non-management or independent directors as a group;
▪
the identity of any member of our audit committee who also serves on the audit committees of more than three public companies and a determination by the board that such simultaneous service will not impair the ability of such member to effectively serve on our audit committee; and

▪
contributions by us to a tax exempt organization in which any non-management or independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues.

CORORATE GOVERNANCE

General

Our board of directors is currently authorized to have, and currently has, nine members and is divided into three classes, with one class being elected each year and members of each class serving for staggered three-year terms. Zsolt Harsanyi, Ph.D., Marvin L. White and Louis W. Sullivan, M.D. are Class II directors with terms expiring at the 2011 annual meeting of stockholders.  Daniel J. Abdun-Nabi, Dr. Sue Bailey and Dr. John E. Niederhuber are Class III directors with terms expiring at the 2012 annual meeting of stockholders.  Fuad El-Hibri, Jerome M. Hauer and Ronald B. Richard are Class I directors with terms expiring at the 2013 annual meeting of stockholders.  Mr. El-Hibri is the chairman of our board of directors. For more information regarding the members of our board of directors, see “Proposal 1 — Election of Directors” below.

Our board of directors believes that good corporate governance is important to ensure that Emergent BioSolutions is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that our board has adopted. Complete copies of our corporate governance guidelines, committee charters and code of conduct and business ethics are available on our website at www.emergentbiosolutions.com under “Investors — Corporate Governance.”

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of Emergent BioSolutions and our stockholders. These guidelines, which provide a framework for the conduct of the board’s business, include the following:

▪	the board of directors’ principal responsibility is to oversee the management of Emergent BioSolutions;
▪	a majority of the members of the board of directors shall be independent directors;
▪	the independent directors shall meet regularly in executive session;
▪	directors shall have full and free access to management and, as necessary and appropriate, independent advisors;
▪	new directors shall participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and
▪	at least annually, the board of directors and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board Determination of Independence

Under applicable NYSE rules, a director will qualify as “independent” only if our board of directors affirmatively determines that such director has no material relationship with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us. Our board of directors has established guidelines to assist it in determining whether a director has such a material relationship. Under these guidelines, a director is not considered to have a material relationship with us if such director is independent under Section 303A.02(b) of the NYSE Listed Company Manual, even if such director:

▪
is an executive officer of another company which is indebted to us, or to which we are indebted, unless the total amount of either company’s indebtedness to the other is more than one percent of the total consolidated assets of the company with which such director serves as an executive officer; or

▪
serves as an officer, director or trustee of a tax exempt organization to which we make contributions, unless our discretionary charitable contributions to the organization are more than the greater of $1 million or 2% of that organization’s consolidated gross revenues. Our matching of employee charitable contributions would not be included in the amount of our contributions for this purpose.

In addition, ownership of a significant amount of our stock, by itself, does not constitute a material relationship.

For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other members of our board of directors who are independent.

Our board of directors has determined that Dr. Bailey, Dr. Harsanyi, Dr. Niederhuber, Mr. Richard, Dr. Sullivan and Mr. White meet the foregoing standards, that none of these directors has a material relationship with us and that each of these directors is “independent” as determined under Section 303A.02(b) of the NYSE Listed Company Manual.

Board of Directors Meetings and Attendance

Our board of directors met nine times during the fiscal year ended December 31, 2010, either in person or by teleconference. During 2010, each of our directors attended at least 75% of the aggregate of the number of board and committee meetings held during the period for which such director has been a director.

Our corporate governance guidelines provide that directors are expected to attend the annual meeting of stockholders. Mr. Abdun-Nabi, Dr. Bailey, Mr. El-Hibri, Dr. Harsanyi, Mr. Hauer, Mr. Richard and Dr. Sullivan attended the 2010 annual meeting of stockholders.  Dr. Niederhuber and Mr. White joined our board of directors following the 2010 annual meeting of stockholders.

The Board’s Role in Risk Oversight

Our board of directors is actively engaged in oversight of risks we face, and consideration of the appropriate responses to those risks.  The audit committee of our board of directors periodically discusses risk management, including guidelines and policies to govern the process by which our exposure to risk is handled, with our senior management.  The audit committee also reviews and comments on a periodic risk assessment performed by management.  After the audit committee performs its review and comment function, it reports any significant findings to our board of directors.  The board of directors is responsible for oversight of our risk management programs and, in performing this function, receives periodic risk assessment and mitigation initiatives for information and approval as necessary.

Governance Structure and Lead Director

Our board of directors has chosen to combine the principal executive officer and board chairman positions. Mr. El-Hibri has served as the principal executive officer and chairman of our board of directors since June 2004, and since May 1998 with our predecessor company, BioPort Corporation. The independent directors of our board believe that Mr. El-Hibri’s past experience with us and knowledge of our operations make him uniquely qualified to serve as principal executive and chairman.  Our corporate governance guidelines provide that in the event the chairman of our board of directors is not an independent director, a majority of the board’s independent directors may appoint an independent director, who has been nominated by the nominating and corporate governance committee, to serve as lead director. Because Mr. El-Hibri is not an independent director, our independent directors, based on the recommendation of the nominating and corporate governance committee, have appointed Dr. Sullivan as the lead director. As lead director, Dr. Sullivan serves as the presiding director at all executive sessions of our non-management or independent directors, facilitates communications between Mr. El-Hibri and other members of the board of directors, determines the need for special meetings of the board of directors and consults with Mr. El-Hibri on matters relating to corporate governance and board performance.

Board Committees

Our board of directors has established four standing committees — audit, compensation, nominating and corporate governance and scientific review — each of which operates under a charter that has been approved by our board of directors. Current copies of each committee’s charter are available on our website at www.emergentbiosolutions.com under “Investors — Corporate Governance.” Alternatively, you can request a copy of any of these documents by writing to Emergent BioSolutions Inc., Attn: Investor Relations, 2273 Research Blvd, Suite 400, Rockville, Maryland 20850.

Our board of directors has determined that all of the members of each of the audit, compensation, and nominating and corporate governance committees are independent as defined under the rules of the NYSE, including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

     Audit Committee

The audit committee’s responsibilities include:

▪	appointing, approving the compensation of and assessing the independence of our independent registered public accounting firm;
▪	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from our independent registered public accounting firm;
▪	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
▪	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;
▪	overseeing our internal audit function;
▪	assisting the board in overseeing our compliance with legal and regulatory requirements;
▪	periodically discussing our risk management policies, and reviewing and commenting on a periodic risk assessment by management;
▪	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;
▪	meeting independently with our internal auditing staff, independent registered public accounting firm and management;
▪	reviewing and approving or ratifying any related person transactions; and
▪	preparing the audit committee report required by SEC rules, which is included beginning on page 8 of this proxy statement.

The members of our audit committee are Dr. Harsanyi, Mr. Richard and Mr. White. Dr. Harsanyi chairs the committee.  As a result of our expansion of board membership in 2010 and the addition of another standing committee, Mr. White joined the audit committee in October 2010, replacing Dr. Sullivan, in an effort to balance overall committee membership responsibilities.  Our board of directors has determined that Dr. Harsanyi and Mr. White each qualifies as an “audit committee financial expert” as defined by applicable SEC rules. Our audit committee met seven times during 2010, either in person or by teleconference.

Compensation Committee

The compensation committee’s responsibilities include:

▪	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;
▪	determining the compensation of our chief executive officer;
▪	reviewing and approving, or making recommendations to our board of directors with respect to, the compensation of our other executive officers;
▪	overseeing the evaluation of our senior executives;
▪	overseeing and administering our cash and equity incentive plans;
▪	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included beginning on page 12 of this proxy statement; and
▪	preparing the compensation committee report required by SEC rules, which is included beginning on page 17 of this proxy statement.

The processes and procedures followed by our compensation committee in considering and determining executive and director compensation are described below under “— Executive and Director Compensation Processes.”

The members of our compensation committee are Mr. Richard, Mr. White and Dr. Sullivan. Mr. Richard chairs the committee.  As a result of our expansion of board membership in 2010 and the addition of another standing committee, Mr. White and Dr. Sullivan became members of the compensation committee in October 2010, replacing Dr. Bailey and Dr. Harsanyi, in an effort to balance overall committee membership responsibilities.  Our compensation committee met eight times during 2010, either in person or by teleconference.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee’s responsibilities include:

▪	identifying individuals qualified to become members of the board of directors;
▪	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;
▪	reviewing and making recommendations to our board of directors with respect to director compensation;
▪	reviewing and making recommendations to the board of directors with respect to management succession planning;
▪	developing and recommending to the board of directors corporate governance principles; and
▪	overseeing an annual evaluation of the board of directors.

The processes and procedures followed by the nominating and corporate governance committee in identifying and evaluating director candidates are described below under the heading “— Director Nomination Process.”

The members of our nominating and corporate governance committee are Dr. Niederhuber, Dr. Sullivan and Dr. Bailey. Dr. Sullivan chairs the committee. As a result of our expansion of board membership in 2010 and the addition of another standing committee, Dr. Niederhuber became a member of the nominating and corporate governance committee in October 2010, replacing Mr. White who in turn had replaced Mr. Richard in July 2010, in an effort to balance overall committee membership responsibilities.  Our nominating and corporate governance committee met six times during 2010, either in person or by teleconference.

Scientific Review Committee

The responsibilities of the scientific review committee, which the board established in October 2010, include:

▪	reviewing, evaluating and advising the board regarding existing products and technology platforms;
▪	reviewing, evaluating and advising the board regarding the priorities with respect to our research and development programs in light of corporate strategy; and
▪	providing advice and guidance to management with respect to proposed acquisitions, in-licensing, collaborations and alliances with key scientific organizations.

The members of our scientific review committee are Dr. Harsanyi, Dr. Bailey, Mr. Hauer and Dr. Niederhuber. Dr. Bailey chairs the committee.  Our scientific review committee met once during 2010, in person.

Executive and Director Compensation Processes

The compensation committee has implemented an annual review program for our executives pursuant to which the committee determines annual salary increases, annual cash bonus amounts and annual equity awards granted to our executives. Our chief executive officer and senior vice president of human resources prepare compensation recommendations regarding the compensation of each of our named executive officers, other than the chief executive officer, and present these recommendations to the compensation committee for approval. The compensation committee considers corporate goals and objectives, specific contributions made, individual responsibilities, behavorial competencies and experience relevant to the compensation of our chief executive officer, evaluates the chief executive officer’s performance in light of these goals, objectives, contributions and responsibilities and determines and approves the compensation of the chief executive officer based on this evaluation.

The board of directors has delegated to our chief executive officer and our president and chief operating officer the authority to grant stock options and restricted stock units to employees under our Amended and Restated 2006 Stock Incentive Plan. Neither the chief executive officer nor the president and chief operating officer has authority to grant options or restricted stock units to himself, to any other director or executive officer, to any other officer or other person whose compensation is determined by the compensation committee or to any person who the board of directors or the compensation committee may from time to time designate in writing. In addition, neither the chief executive officer nor the president and chief operating officer has authority to grant, in the aggregate, options and restricted stock units with respect to more than 2,000,000 shares of common stock in any fiscal year or to grant to any person, in any one fiscal year, options and restricted stock units with respect to more than 287,700 shares of common stock, in each case as counted against the maximum aggregate number of shares of common stock available for issuance under our Amended and Restated 2006 Stock Incentive Plan.

The compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. During 2010, the compensation committee retained Towers Watson as an outside consultant to advise the compensation committee on market compensation practices and the implementation of public company compensation programs and policies and to review recommendations from management on compensation matters. The compensation committee met with the compensation consultant five times in 2010 and two times in 2011, at the time salary, annual bonus targets and equity award guidelines were being recommended for the chief executive officer and our other executive officers.  This compensation consultant performed executive compensation services in support of the compensation committee.  This compensation consultant also performed certain additional services for the company during 2010 for an aggregate amount of less than $50,000.

The compensation of our directors is established by our nominating and corporate governance committee based on market practice information provided by our independent compensation consultant.  This compensation is periodically reviewed with respect to cash retainers, meeting fees and equity incentives.

Director Nomination Process

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to members of our board of directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the board of directors.

In considering whether to recommend any particular candidate for inclusion in the board of director’s slate of recommended director nominees, our nominating and corporate governance committee considers the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. Our board of directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities. Additionally, our corporate governance guidelines state that it is an overriding goal of the board of directors to strive for diversity in the composition of the membership of the board of directors.

Stockholders may recommend individuals to our nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Corporate Secretary, Emergent BioSolutions Inc., 2273 Research Boulevard, Suite 400, Rockville, Maryland 20850. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee will evaluate candidates recommended by stockholders by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or the board of directors, by following the procedures set forth under “Stockholder Proposals” in this proxy statement.

At the 2011 annual meeting, our stockholders will be asked to consider the election of Dr. Zsolt Harsanyi, Dr. Louis Sullivan and Mr. Marvin White.  Dr. Harsanyi and Dr. Sullivan were previously elected as Class II directors at our 2008 annual meeting of stockholders.  During 2010, Mr. White was appointed by our board of directors as a new Class II director and he has been nominated for election as a director for the first time.  Mr. White was originally proposed to the nominating and corporate governance committee by a non-management director and our board of directors determined to include him among its nominees.

Communicating with the Independent Directors

Our board of directors will give appropriate attention to written communications that are submitted by stockholders and other interested parties and will respond if and as appropriate. The lead director, with the assistance of our corporate secretary, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries to the other directors as the lead director considers appropriate.

Under procedures approved by a majority of our independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the lead director considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders and other interested parties who wish to send communications on any topic to our board of directors should address such communications to Board of Directors, c/o Corporate Secretary, Emergent BioSolutions Inc., 2273 Research Boulevard, Suite 400, Rockville, Maryland 20850.

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the fees of Ernst & Young LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years for audit and other services. For 2010, audit fees include an estimate of amounts not yet billed.  None of the fees described in the following table were approved using the “de minimis exception” under SEC rules.

	2010	2009
Audit Fees (1)	$1,100,641	$927,800
Audit -Related Fees (2)	78,200	21,000
Tax Fees (3)	207,504	232,896
All Other Fees	-	-
Total	$1,386,345	$1,181,696

(1)
Audit fees consist of fees for the audit of our consolidated financial statements and other professional services provided in connection with statutory and regulatory filings or engagements, including increased fees in 2010 related to the acquisition of Trubion Pharmaceuticals, Inc.

(2)
Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.”  In 2010 these fees related to services provided in connection with certain public filings made in connection with our acquisition of Trubion.

(3)
Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to preparation of tax returns and claims for refunds, accounted for $87,141 of the total tax fees billed in 2010 and $148,696 of the total tax fees billed in 2009. Tax advice and tax planning services relate to assistance with tax credit and deduction studies and calculations, and tax advice related to acquisitions, structure and transfer pricing.

Pre-Approval Policies and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. These policies generally provide that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to the pre-approval procedures described below.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

Audit Committee Report

The audit committee has reviewed our audited financial statements for the fiscal year ended December 31, 2010 and discussed them with our management and our independent registered public accounting firm.

The audit committee also has received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The audit committee has received the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with our independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010.

By the Audit Committee of the Board of Directors of
Emergent BioSolutions Inc.

 Zsolt Harsanyi, Ph.D., Chair
Marvin L. White
Ronald B. Richard

Transactions with Related Persons

Consulting Agreement

Since March 2006, we have been a party to consulting agreements with The Hauer Group, which provides us with strategic consulting and domestic marketing advice.  Jerome Hauer, who is a member of our board of directors, is the chief executive officer of The Hauer Group, and Mr. Hauer and his wife are the sole owners of The Hauer Group. Under the terms of the consulting agreements that were in effect during 2010 and the consulting agreement that is currently in effect, we pay The Hauer Group $15,000 per month for its services. The current agreement expires in April 2012.  Under these consulting agreements, we paid The Hauer Group $180,000 in 2010 and $45,000 for the three months ended March 31, 2011.

Agreements with Intergen N.V.

On February 10, 2009, we entered into an amended and restated marketing agreement with Intergen N.V. that amended and restated a prior amended and restated marketing agreement between the parties. The marketing agreement is effective as of November 5, 2008, the date the prior agreement expired in accordance with its terms. Yasmine Gibellini, the chairperson and a major shareholder of Intergen, is the sister of Fuad El-Hibri, our chief executive officer and chairman of our board of directors. Under the marketing agreement, we appointed Intergen as our marketing representative for the sale and promotion of BioThrax, PreviThrax™ (recombinant protective antigen anthrax vaccine, purified), Anthrivig™ (fully human anthrax immune globulin), recombinant botulinum vaccine and botulinum immune globulin in Saudi Arabia, Qatar and United Arab Emirates, unless the export of such products to any of these countries is prohibited by the U.S. government. The appointment is non-exclusive. We agreed to pay Intergen a fee equal to 17.5% of net sales of the marketed products pursuant to customer contracts in Saudi Arabia, and 15% in Qatar and United Arab Emirates. Under the marketing agreement, we agreed to reimburse Intergen for out-of-pocket expenses attributable to a particular purchase contract up to a specified percentage of net sales under that contract. The marketing agreement has a one-year term currently expiring on November 5, 2011, and will be extended automatically for successive one-year terms unless terminated by either party. Either party may terminate the marketing agreement on 90 days notice. We have not paid Intergen any fees to date under this agreement.

Consulting Agreement with Noce, LLC

In August 2010, we entered into a consulting agreement with Noce, LLC to provide services on special projects as designated from time to time.  Mauro Gibellini, our former senior vice president corporate affairs, is the principal member of Noce, LLC and the brother-in-law of Fuad El-Hibri, our chief executive officer and chairman of our board of directors.  Under the terms of the consulting agreement, we pay Noce, LLC $5,000 per month for its services. The current agreement expires on August 30, 2011.  Under this agreement, we paid Noce, LLC $15,000 in 2010 and $15,000 for the three months ended March 31, 2011.

Agreements with our former Senior Vice President, Legal Affairs and General Counsel

In April 2010, we entered into a severance agreement with our former senior vice president, legal affairs and general counsel.  The agreement provided for severance payments and other benefits to which the officer was entitled under the provisions of our severance plan and termination protection program, which is described in more detail in this proxy statement under “— Executive Compensation — Payments Upon Termination or Change of Control.”  We agreed to pay the following under the agreement:

▪	$315,016, representing 12 months of annual base salary;
▪	$27,572, representing a pro rata portion of the officer’s 2010 target bonus; and
▪	$8,362, in lieu of the Company’s 401(k) matching contributions.

One-half of these amounts were paid in September 2010, and the remaining amounts were paid in six equal monthly installments beginning in October 2010 and ending in March 2011.  The former officer was also entitled to extended health benefits (including eligible dependents) for 12 months after termination of employment and reimbursement of premiums for the then-current level of life insurance coverage for 12 months after termination of employment.  Additionally, the former officer also received $109,634, representing a bonus payment for 2009 performance, and payment of all earned but unpaid salary and accrued but unused paid time off earned through termination of employment.

Also in April 2010, we entered into a consulting agreement with our former senior vice president, legal affairs and general counsel for consulting and litigation support services in connection with a then-existing litigation matter. Under this agreement, we paid the former officer a total of $12,086 in 2010, including a retainer fee of $6,500.  The agreement terminated in July 2010.

Registration Rights

In September 2006, we granted registration rights with respect to shares of our common stock to our principal stockholders. The following table sets forth the number of shares of our common stock subject to these registration rights that are held by our 5% stockholders and their affiliates as of March 25, 2011.

Name	Number of Shares of Common Stock

Intervac, L.L.C.	6,143,794
BioPharm, L.L.C.	2,265,043
Biovac, L.L.C.	1,524,155

Demand registration rights.  Subject to specified limitations, holders of these registrations rights may require that we register all or part of our common stock subject to the registration rights for sale under the Securities Act of 1933. These holders may demand registration of our common stock so long as the offering price to the public of the shares requested to be registered is at least $25,000,000. We are required to effect only one demand registration, subject to specified exceptions.

Incidental registration rights.  If we propose to register any of our common stock under the Securities Act of 1933, subject to specified exceptions, either for our own account or for the account of other security holders, holders of registration rights are entitled to notice of the registration and to include shares of common stock that are subject to the registration rights in the registered offering.

Limitations and expenses.  With specified exceptions, the right to include shares in a registration is subject to the right of underwriters for the offering to limit the number of shares included in the offering. We are required to pay one-half of all fees, costs and expenses of any demand registration, other than underwriting discounts and commissions.

Policies and Procedures for Related Person Transactions

In March 2007, our board of directors adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a related person, has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a related person transaction, the related person must report the proposed related person transaction to our general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chair of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between audit committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature are reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

▪	the related person’s interest in the related person transaction;
▪	the approximate dollar value of the amount involved in the related person transaction;
▪	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;
▪	whether the transaction was undertaken in the ordinary course of our business;
▪	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;
▪	the purpose of, and the potential benefits to us of, the transaction; and
▪
any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is consistent with our best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

▪
interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million dollars or 2% of the annual gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of our annual gross revenues; and

▪	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

Under the audit committee charter that was in place prior to our initial public offering, the audit committee was responsible for reviewing and approving related person transactions. In reviewing such transactions, the audit committee considered the nature of and business reason for such transactions, how the terms of such transactions compared to those which might be obtained from unaffiliated third parties and whether such transactions were otherwise fair to and in the best interests of, or not contrary to, our best interests. In addition, all related person transactions required prior approval, or later ratification, by the audit committee. There were no related person transactions in 2010 with respect to which these policies and procedures were not followed.

EXECUTIVE OFFICERS OF THE REGISTRANT

Our executive officers and their respective ages and positions as of March 31, 2011 are as follows:

Name	Age	Position
Fuad El-Hibri	53	Chairman of the Board of Directors and Chief Executive Officer
Daniel J. Abdun-Nabi	56	President and Chief Operating Officer
R. Don Elsey	57	Senior Vice President Finance and Administration, Chief Financial Officer and Treasurer
Kyle W. Keese	49	Executive Vice President, BioSciences Division
Adam Havey	40	Executive Vice President, BioDefense Division

Fuad El-Hibri.  For more information about Mr. El-Hibri, see his biography under the caption “Proposal 1 — Election of Directors.”

Daniel J. Abdun-Nabi.  For more information about Mr. Abdun-Nabi, see his biography under the caption “Proposal 1 — Election of Directors.”

R. Don Elsey.  Mr. Elsey has served as Senior Vice President Finance and Administration since May 2007, Chief Financial Officer since March 2006 and Treasurer since June 2005. Mr. Elsey previously served as vice president, finance from June 2005 to May 2007. Mr. Elsey served as the director of finance and administration at IGEN International, Inc., a biotechnology company, and its successor BioVeris Corporation, from April 2000 to June 2005. Prior to joining IGEN, Mr. Elsey served as director of finance at Applera, a genomics and sequencing company, and in several finance positions at International Business Machines, Inc. Mr. Elsey received an M.B.A. in finance and a B.A. in economics from Michigan State University. Mr. Elsey is a certified management accountant.

Kyle W. Keese.  Mr. Keese has served as our Executive Vice President, BioSciences Division since March 2011. Mr. Keese previously served as senior vice president manufacturing operations from January 2008 to March 2011; senior vice president, corporate affairs from May 2007 to January 2008; senior vice president, marketing and communications from March 2006 to May 2007 and vice president, sales and marketing of Emergent BioSolutions from June 2004 to March 2006 and of BioPort Corporation from June 2003 to June 2004. Mr. Keese served as vice president, business development for Antex Biologics, Inc., a biotechnology company, from March 2001 to May 2003, when we acquired substantially all of the assets of Antex. Prior to joining Antex, Mr. Keese served in various business development, marketing and sales management positions at IGEN International and Abbott Laboratories and as an officer in the U.S. Navy. Mr. Keese received an M.B.A. from National University and a B.A. in mathematics and computer science from Tulane University.

Adam Havey.  Mr. Havey has served as our Executive Vice President, BioDefense Division since March 2011.  Mr. Havey previously served as president of Emergent BioDefense Operations Lansing LLC from January 2009 to February 2011; vice president of business operations from November 2007 to December 2008; and senior director of manufacturing development from June 2006 to November 2007. Mr. Havey received a B.S. in chemical engineering from Michigan State University.

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

This section discusses the principles underlying our executive compensation programs, policies and decisions and the most important factors relevant to an analysis of these programs, policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executives and is intended to place in perspective the data presented in the tables and narrative that follow.

The compensation committee of our board of directors oversees our executive compensation programs. In this role, the compensation committee reviews and approves all compensation decisions relating to our executive officers. The compensation committee has hired Towers Watson as its independent compensation consultant to provide competitive compensation data and assist with the implementation of various aspects of our base salary determinations, annual bonus plan and long-term incentive program. Towers Watson provides data and advice that the compensation committee considers in making its decisions.

Executive Compensation Principles

Our executive compensation programs are based on four key principles:

▪	a significant portion of each senior executive’s compensation should be variable, based on a combination of individual and corporate performance;
▪	compensation opportunities should be competitive with similarly sized, commercial-stage biotechnology companies;
▪	the equity compensation program should align executive interests with those of stockholders and should be simple for participants to understand; and
▪	supplemental benefits and perquisites should be limited and used selectively in specific circumstances to attract and retain executives.

We have designed our compensation programs to reflect these four principles.

A significant portion of each senior executive’s compensation should be variable, based on a combination of individual and corporate performance.   We believe that the performance of senior executives has a significant impact on the overall performance of our company. To that end, a significant portion of the compensation opportunity provided to our senior executives is variable and based on performance. We consider both annual cash bonuses and equity awards to be variable compensation.

The following table sets forth information regarding the targeted mix of compensation for 2010 for our chief executive officer and our other 2010 named executive officers. The percentages in the following table are based on target annual cash bonuses for 2010 and equity awards made in 2010. The target value delivered by long-term, equity-based awards is calculated based on a modified Black-Scholes model as described further in the “Equity Awards” discussion. While we set each compensation element independently based on market practice and there is no formal policy with respect to allocation between elements, the compensation committee reviews the following percentages to ensure they align with our principle of significant variable-based compensation.

		Other Named
	Chief Executive	Executive Officers
	Officer	(Average)
Compensation Element (Targeted)

Short-term, cash-based
Base salary	27%	43%
Annual cash bonus	19%	19%
Long-term, equity-based
Equity awards	54%	38%

Compensation opportunities should be competitive with similarly sized, commercial-stage biotechnology companies.   In making compensation decisions, the compensation committee compares our executive compensation to that paid by a peer group of biotechnology companies that we consider competitors for executive talent. To set salaries, target bonus percentages and long-term incentive award guidelines, the compensation committee reviews data in the Radford Global Life Sciences Survey, or Radford Survey, which collects information from several hundred companies in our industry.  The compensation committee considered blended data from the Radford Survey, giving equal weight to data from (i) companies employing 150 to 499 employees and (ii) companies employing over 500 employees.

As a second data point, we collect salary, target bonus and long-term incentive award values of comparable executives from proxy statements of similarly-sized, commercial-stage biotechnology companies with a vaccine or therapeutic focus that are generally in a similar phase of business life cycle as us. We refer to this group of companies as the proxy peer group.  The list of companies is identified by management based on recommendations from our outside compensation consultant. The criteria for selecting companies for inclusion in the proxy peer group includes:

▪	active involvement in licensing and global R&D collaborations/partnerships;
▪	revenues;
▪	number of employees; and
▪	market capitalization.

Because many of the companies in the proxy peer group participate in the Radford Survey, compensation levels from the two benchmarks are generally consistent.

In February 2011, the compensation committee met to discuss our approach to benchmarking, including the use of the Radford Survey in making compensation decisions and the composition of the proxy peer group.  The compensation committee confirmed that the historical approach would continue to apply in making 2011 compensation decisions.  Additionally, the compensation committee made minor adjustments to the proxy peer group based on recommendations from our compensation consultant, and to reflect the effect of certain mergers and acquisitions and changes in market capitalization, and discussed and considered the benchmarking data.  Specifically, the compensation committee gave consideration to proxy peer groups comprised of the following companies for each respective year:

2010 Proxy Peer Group	2011 Proxy Peer Group
— Alkermes Inc.	— Alkermes Inc.
— Array BioPharma Inc.	— Array BioPharma Inc.
— Auxilium Pharmaceuticals Inc.	— Auxilium Pharmaceuticals Inc.
— BioMarin Pharmaceutical Inc.	— BioMarin Pharmaceutical Inc.
— Cubist Pharmaceuticals Inc.	— Cubist Pharmaceuticals Inc.
— Human Genome Sciences Inc.	— Enzon Pharmaceuticals Inc.
— ImmunoGen Inc.	— Human Genome Sciences Inc.
— Meridian Bioscience Inc.	— Meridian Bioscience Inc.
— Nektar Therapeutics	— Nektar Therapeutics
— OSI Pharmaceuticals Inc.	— Regeneron Pharmaceuticals Inc.
— Progenics Pharmaceuticals Inc.	— ViroPharma Inc.
— Regeneron Pharmaceuticals Inc.
— ViroPharma Inc.
— ZymoGenetics Inc.

The equity compensation program should align executive interests with those of stockholders and should be simple for participants to understand. We make annual equity awards to align the compensation opportunity for our executives with stockholder value creation.  Prior to 2010, we granted only stock options; however, beginning in 2010 we began to grant a mix of stock options and restricted stock units such that 50% of the value of the total long-term incentive award is delivered through each form of compensation.

With stock options, executives are rewarded if our stock price increases above the exercise price of the stock option. We believe that stock option awards are an effective method of motivating executives to manage our company in a manner that is consistent with the long-term interests of our stockholders. We believe that restricted stock units are another effective tool for motivating, retaining and incentivizing executives, especially when used in addition to stock option awards.  The stock ownership opportunities afforded by restricted stock units align motivation of executives with the goals of stockholders even in situations where declines in our stock price diminish the retentive or incentivizing effects of stock options.  In addition, we believe that stock options and restricted stock units are simple for participants to understand because we have engaged in broad training to ensure that these forms of equity-based compensation are familiar to our executives. The compensation committee has reviewed and will continue to monitor market trends with respect to equity incentives and may periodically evaluate the appropriateness of other forms of equity-based compensation.

Supplemental benefits and perquisites should be limited and used selectively in specific circumstances to attract and retain executives.   We believe that performance-based compensation should receive the greatest weighting in compensation opportunities for executives. Accordingly, we use supplemental benefits on a case-by-case basis only to the extent we consider necessary to attract or retain particular executives. Other than providing one named executive officer with a car allowance, our grant of these benefits has been minimal and no named executive officer received any other supplemental benefits or perquisites in 2010.

Elements of Executive Compensation

Compensation for our executives generally consists of the following elements:

▪	base salary;
▪	discretionary annual cash bonuses;
▪	equity awards;
▪	insurance, retirement and other traditional benefits generally available to all employees; and
▪	severance and change of control benefits.

We have no formal or informal policy or target for allocating compensation between long-term and short-term compensation or between cash and non-cash compensation. Instead, the compensation committee, after reviewing information provided by the outside compensation consultant, determines subjectively what it believes to be the appropriate level and mix of the various compensation components.  Compensation can increase or decrease significantly from year to year, depending on variances in performance over time, or changes in compensation components to reflect changed responsibilities.

The total liabilities associated with severance and change in control benefits are quantified annually for our named executive officers and provided to the compensation committee.  However, the compensation committee does not generally consider these benefits in making current salary and bonus decisions.

In February 2010, the compensation committee met to establish 2010 base salaries and target bonus percentages.  Further discussion and analysis of those decisions are set forth in our proxy statement issued in 2010.  In general, the compensation committee made determinations of the amount of each executive’s salary and target bonus percentage based on a variety of factors, including the executive’s seniority, level of responsibility, individual performance and potential future contributions to our company, as well as specific contributions made to our company by each executive and the experience of each executive in such executive’s role.  With respect to bonus determinations, the compensation committee considered Mr. El-Hibri’s role in achieving revenue in excess of $240 million and net income in excess of $20 million in 2009, obtaining 4-year expiry dating for our BioThrax product and our purchase of a large-scale manufacturing facility in Baltimore. With respect to Mr. Abdun-Nabi, the compensation committee considered his operational leadership, his development of the management team, his role in achieving revenue in excess of $240 million and net income in excess of $20 million in 2009, obtaining 4-year expiry dating for our BioThrax product and our purchase of a large-scale manufacturing facility in Baltimore. For Mr. Elsey, the compensation committee considered his efforts in producing quality SEC filings, operational leadership of the finance group, oversight of Sarbanes-Oxley compliance efforts and initiative in investor relations, as well as his role in our enterprise risk management, his expanding areas of responsibility and the evolution of his skills. For Mr. Keese, the compensation committee considered his involvement in the number of doses of BioThrax produced during the year, his role in manufacturing success rates, the design of a changeover procedure for Building 55, our large-scale manufacturing facility in Lansing, and the purchase of a large-scale manufacturing facility in Baltimore.  For Dr. Lockhart, the compensation committee considered Dr. Lockhart’s restructuring and expansion of the product development division, finalization of a product development strategy, key role in the development and growth of our presence in Asia and effective management of a large number of his individual and departmental goals.

The following sections set forth a detailed discussion of the compensation committee’s decisions made in February and March 2011, based on fiscal year 2010 performance.

Base Salary.  We provide base salaries to executive officers within a competitive range in an amount generally based in the aggregate around the 50th percentile of the Radford Survey data as described above.  However, the percentile for any given executive may vary below or above this target, sometimes substantially, based on a variety of factors, including the executive’s seniority, time in role, scope of responsibilities, individual performance and potential future contributions to our company. In addition, we consider our overall financial performance in making decisions to raise executive salaries. The compensation committee reviews base salaries at least annually and adjusts such salaries from time to time to realign them with market levels after taking into account individual responsibilities, performance and experience.  The factors considered in making a specific adjustment to base salary may relate to increased emphasis on the factors that were used to set the initial base salary for a particular executive officer, or reflect a new factor that arises in the course of our operations.

The compensation committee used the Radford Survey data and gave consideration to the proxy peer group in approving the annual base salaries paid to our named executive officers for 2010 that are described in “Executive Compensation” below, and in approving the following 2011 annual base salaries as summarized in the following table.

Name	2011 Base Salary	Increase from 2010
Fuad El-Hibri	$669,394	7%
Daniel J. Abdun-Nabi	$466,710	5%
R. Don Elsey	$368,430	3%
Kyle W. Keese	$346,133	7%
Stephen Lockhart	$279,989	2%

On average, the compensation committee increased 2011 base salaries for the 2010 named executive officers by 4.7% over the prior year. The base salaries for all named executive officers increased consistently with benchmarking data from the Radford Survey and data from the proxy peer group.  Mr. El-Hibri’s increase consisted of a merit-based increase due to his involvement in achieving revenue in excess of $285 million and net income in excess of $48 million in 2010, obtaining development contracts with the U.S. government for PreviThrax™ (Recombinant Protective Antigen Anthrax Vaccine, Purified), or Previthrax, and large-scale manufacturing of BioThrax, the development of our manufacturing facility in Baltimore and the acquisition of Trubion Pharmaceuticals, Inc.  Mr. Abdun-Nabi’s increase consisted of a merit-based increase due to his involvement in achieving revenue in excess of $285 million and net income in excess of $48 million in 2010, the acquisition of Trubion Pharmaceuticals, Inc., successes in implementing an enterprise risk management program and exceptional performance of day-to-day responsibilities. Mr. Elsey’s increase consisted of a merit-based increase due to his efforts in completing a five-year business plan, implementing a culture-improvement initiative and its related development programs, and his efforts in implementing an employee development program.  Mr. Keese’s increase consisted of a merit-based increase due to his involvement in the number of doses of BioThrax produced and delivered during the year, development of our large-scale manufacturing facility in Baltimore and his continued evolution of skills and executive decision-making.  Dr. Lockhart’s increase consisted of a merit-based increase due to his involvement in the completion of the clinical phase of our Anthrivig™ (Human Anthrax Immunoglobulin), or Anthrivig, clinical trial, our technical proposal submission for an rPA development award and the overall positioning of biodefense division operations, including initiation of clinical trial activities.

In establishing base salaries, the compensation committee also considered the specific contributions made to our company by each executive, the experience of each executive in such executive’s role, and in the case of Mr. Abdun-Nabi, the additional responsibilities he bears in serving as both president and chief operating officer.

Discretionary Annual Cash Bonuses.  The compensation committee has the authority to award discretionary annual cash bonuses to our executives. Each executive is eligible for a discretionary annual bonus, which is intended to motivate each executive and compensate such executive for achieving financial and operational goals and individual performance objectives.  We pay discretionary annual bonuses in cash in an amount reviewed and approved by the compensation committee, which is determined as follows:

▪	a target bonus percentage for each executive, multiplied by
▪	a corporate factor, multiplied by
▪	an individual factor, multiplied by
▪	the base salary of each executive.

The philosophy of the compensation committee is to set bonus targets at approximately the 50th percentile as measured against the Radford Survey data. In March 2010, the compensation committee used the Radford Survey data and gave consideration to the proxy peer group in approving the following target annual cash bonus percentages for the following executives for 2010: 70% for Mr. El-Hibri, 50% for Mr. Abdun-Nabi, 45% for Mr. Elsey, 40% for Mr. Keese and 40% for Dr. Lockhart.

In February 2010, the compensation committee adopted a new, formal Annual Bonus Plan for Executive Officers, or Bonus Plan, which the compensation committee used to determine the annual bonuses awarded for performance in 2010, and will use to determine annual bonuses to be awarded to executive officers for performance in 2011.  The compensation committee may also make discretionary bonuses outside of the framework of the Bonus Plan, but in general, each participant’s annual bonus will be determined by multiplying the participant’s annual base salary by (a) a target bonus percentage for such participant, (b) a corporate factor ranging from 0 to 1.5, based on our achievement of corporate goals determined by the compensation committee, and (c) an individual factor ranging from 0 to 1.5, based on an evaluation of each participant’s performance of day-to-day responsibilities, behavioral competencies, and participation in the achievement of the corporate goals and achievement of individual goals determined by the compensation committee.

In the first quarter of 2010, the management team discussed a number of proposed corporate goals for consideration by the compensation committee, comprised primarily of financial, business development, manufacturing, product development and clinical targets.  Specifically, these goals included completion of a meaningful acquisition that would advance the company’s product portfolio, initiation of a clinical study of an additional biodefense product candidate, advancement of manufacturing of our tuberculosis vaccine product candidate in a cell line and achievement of financial guidance.  The corporate factor used in the calculation of each executive’s bonus is generally based on the extent to which we achieve the corporate goals approved or used by the compensation committee.

In February 2010, the compensation committee met and established performance goals for Mr. El-Hibri and each named executive officer. Performance expectations vary depending on the individual executive, but relate generally to strategic factors such as product development and business goals and to financial factors such as our total revenue for the year. The individual factor used in the calculation of each executive’s bonus is based on the extent to which each of those executives achieved the goals and satisfied the performance expectations approved or used by the compensation committee.

In January 2011, the compensation committee met to determine the corporate factor to be applied to bonuses to be paid for 2010 performance.  The compensation committee established a corporate factor of 1.1, taking into account our achievement of revenue in excess of $285 million and net income in excess of $48 million in 2010, obtaining development contracts with the U.S. government for PreviThrax and large-scale manufacturing of BioThrax, the development of our manufacturing facility in Baltimore and the acquisition of Trubion Pharmaceuticals, Inc.

Mr. El-Hibri performed a review of the individual performance of each executive officer other than himself based on each executive’s achievement of goals and performance.  Based on that evaluation, Mr. El-Hibri then made a recommendation of a bonus award to the compensation committee. Despite the establishment of target annual cash bonus percentages, the bonus awards are discretionary. The compensation committee performed its own analysis of the performance of Mr. El-Hibri and of the performance of the other executive officers based in part on information and analysis provided by Mr. El-Hibri, and determined the bonus award amounts for each named executive officer, which are described in “Executive Compensation” below. In determining the amounts of bonus awards, the compensation committee does not rely on a formula that assigns a predetermined value to any performance expectations included in either the corporate factor or the individual factor nor does the compensation committee necessarily limit its determination to a consideration of the performance expectations specifically discussed with each executive during the course of the year. In its discretion, the compensation committee may make actual cash bonus awards that are greater or less than the target percentage.

In making its bonus determination for Mr. El-Hibri, the compensation committee considered Mr. El-Hibri’s involvement in achieving revenue in excess of $285 million and net income in excess of $48 million in 2010, obtaining development contracts with the U.S. government for PreviThrax and large-scale manufacturing of BioThrax, the development of our manufacturing facility in Baltimore and the acquisition of Trubion Pharmaceuticals, Inc. In making its bonus determination for Mr. Abdun-Nabi, the compensation committee considered Mr. Abdun-Nabi’s involvement in achieving revenue in excess of $285 million and net income in excess of $48 million in 2010, the acquisition of Trubion Pharmaceuticals, Inc., successes in implementing an enterprise risk management program and exceptional performance of day-to-day responsibilities. In making its bonus determination for Mr. Elsey, the compensation committee considered Mr. Elsey’s efforts in completing a five-year business plan, implementing a culture-improvement initiative and its related development programs, and efforts in implementing an employee development program.  In making its bonus determination for Mr. Keese, the compensation committee considered Mr. Keese’s involvement in the number of doses of BioThrax produced and delivered during the year, development of our large-scale manufacturing facility in Baltimore and his continued evolution of skills and executive decision-making. In making its bonus determination for Dr. Lockhart, the compensation committee considered Dr. Lockhart’s involvement in the completion of the clinical phase of our Anthrivig clinical trial, our technical proposal submission for an rPA development award, tuberculosis product candidate activities and the overall positioning of biodefense division operations, including initiation of clinical trial activities.

The following table summarizes bonuses awarded for 2010 performance in March 2011.

Name	Bonus Amount	Bonus Amount as % of Target Bonus
Fuad El-Hibri	722,570	165%
Daniel J. Abdun-Nabi	366,692	165%
R. Don Elsey	177,060	110%
Kyle W. Keese	185,900	143%
Stephen Lockhart	90,806	83%

In February 2011, the compensation committee considered the Radford Survey data and the proxy peer group to set target annual cash bonus percentages under the Bonus Plan for 2011 performance by the named executive officers as follows: 75% for Mr. El-Hibri, 55% for Mr. Abdun-Nabi, 50% for Mr. Elsey, 50% for Mr. Keese and 40% for Dr. Lockhart.  None of the executives is guaranteed an annual cash bonus for 2011.

In February 2011, the compensation committee also established 2011 corporate goals and individual goals for executive officers pursuant to the Bonus Plan.  The 2011 corporate goals include one goal related to manufacturing activities, a clinical trial goal, and achievement of two financial targets.  The 2011 individual goals for each executive officer include the four corporate goals and up to two other participant-specific goals.

Equity Awards.  Based on market practice and our objective to align executives’ interest with those of our stockholders, we use equity-based awards as the sole form of long-term incentive compensation for executives and other employees. Prior to 2010, we used stock options as the sole form of equity-based awards. Because we believe that restricted stock units are another effective tool for motivating and incentivizing executives, especially when used in addition to stock option awards, and that stock ownership opportunities afforded by restricted stock units align motivation of executives with the goals of stockholders even in situations where declines in our stock price diminish the retentive or incentivizing effects of stock options, starting in 2010 we began using a mix of stock options and restricted stock units as long-term incentive compensation.  All stock option and restricted stock unit awards to executive officers in 2010 were made by the compensation committee.

 For option awards made in 2010, we relied on general guidelines that the compensation committee reviewed and approved in February 2010 based on data provided by the independent compensation consultant to determine annual option awards to executives. The guidelines determined the amount of annual equity grants that we may make to executives and other employees based on the expected value to be conveyed and included a minimum, midpoint and maximum target value of equity to be awarded to each participant level. Half of the value to be conveyed to executives and other employees is in the form of stock options, and the other half of the value is conveyed in the form of restricted stock units. The specific equity award each executive received in 2010 was based on these guidelines and other factors, including the executive’s individual performance and potential future contribution to our company.  A modified Black-Scholes valuation indicated that the midpoint of the range for each participant level provided for an annual option award and restricted stock unit award at slightly higher than the 50th percentile of long-term incentive values as compared to the Radford Survey data as described above. This modified Black-Scholes valuation assumed that our options had a fair market value equal to 50% of the underlying share price at grant, which was generally consistent with the fair market value assumption applied to option awards of participating companies in the Radford Survey and was comparable to the average Black-Scholes ratio of the proxy peer group. This 50% ratio, however, can and will likely vary over time due to factors such as volatility of our share price and variability in the fair market value assumption applied to the participating companies in the Radford Survey.

The following calculations formed the basis for the number of stock options and restricted stock units granted to our executives in March 2010 and March 2011:

▪
The number of options is equal to 50% of the desired long-term incentive value divided by the modified Black-Scholes value per option. The modified Black-Scholes value is assumed to equal 50% of the one-year average share price.

▪	The number of restricted stock units is equal to 50% of the desired long-term incentive value divided by the one-year average share price.

The specific equity grant each executive receives is generally based on these guidelines, the executive’s individual performance and potential future contribution to our company. The compensation committee approves annual equity awards concurrently with its determination of annual base salaries and annual cash bonuses. We also apply these guidelines for grants to newly hired executives.  In March 2011, we granted stock options and restricted stock units to Mr. El-Hibri based on a value of $1,476,600 taking into account his involvement in achieving revenue in excess of $285 million and net income in excess of $48 million in 2010, obtaining development contracts with the U.S. government for PreviThrax and large-scale manufacturing of BioThrax, the development of our manufacturing facility in Baltimore and the acquisition of Trubion Pharmaceuticals, Inc. We granted stock options and restricted stock units to Mr. Abdun-Nabi based on a value of $773,100 taking into account his involvement in achieving revenue in excess of $285 million and net income in excess of $48 million in 2010, the acquisition of Trubion Pharmaceuticals, Inc., successes in implementing an enterprise risk management program and exceptional performance of day-to-day responsibilities. We granted stock options and restricted stock units to Mr. Elsey based on a value of $270,800 taking into account his efforts in completing a five-year business plan, implementing a culture-improvement initiative and its related development programs and efforts in implementing an employee development program.  We granted stock options and restricted stock units to Mr. Keese based on a value of $390,000 taking into account his involvement in the number of doses of BioThrax produced and delivered during the year, development of our large-scale manufacturing facility in Baltimore and continued evolution of skills and executive decision-making.  We granted stock options and restricted stock units to Dr. Lockhart based on a value of $101,400 taking into account his involvement in the completion of the clinical phase of our Anthrivig clinical trial, our technical proposal submission for an rPA development award, tuberculosis product candidate activities and the overall positioning of biodefense division operations, including initiation of clinical trial activities.

We generally make an annual equity grant to all executives and eligible employees on the third full trading day following the release of our financial results for the prior fiscal year. We generally make an equity grant on the third full trading day following the release of our financial results for the most recently completed fiscal quarter to executives and eligible employees who have been hired or promoted since the occurrence of the last equity grant. If circumstances warrant, we also may make equity grants at various other points throughout the year.  The compensation committee makes all awards to executive officers, while our chief executive officer and chief operating officer have been authorized to make awards to eligible employees other than executive officers.

The exercise price of all stock options we grant is equal to the fair market value of our common stock on the date of grant, which we consider to be the closing sales price of our common stock on the NYSE on the trading day immediately preceding the date of grant. In general, options that we grant vest in three equal annual installments beginning one year from the date of grant and have a seven year term. The vesting feature of our stock option awards is intended to aid in executive retention by providing an incentive to our executives to remain in our employ during the vesting period.

The compensation committee reviews all components of each executive’s compensation when determining equity awards to ensure that an executive’s total compensation conforms to our overall philosophy and objectives. The compensation committee may consider the value of previously granted equity awards in making future grants, but a significant amount of value represented by previous awards or a significant level of stock ownership will generally not necessarily cause the committee to forego making, or reduce the amount of, any future award. The compensation committee does not take into account the current level of stock ownership by any executive officer when determining ongoing equity awards.  A significant amount of value represented by previous awards or a significant level of stock ownership will not necessarily cause the committee to forego making, or reduce the amount of, any future award.

Benefits.  We maintain broad-based benefits and perquisites that are generally available to all employees, including health insurance, life and disability insurance, dental insurance and a 401(k) plan. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. We provide a matching contribution for each 401(k) plan participant of 50% of the participant’s elective deferrals for the year up to 6% of the participant’s salary. The matching contribution is fully and immediately vested.

Executive Severance Arrangements.  Compensation for executives includes severance and change of control arrangements, which are reflected in our severance plan and termination protection program. Our severance plan and termination protection program provides for payments and benefits as a result of involuntary termination without cause or termination of employment in particular circumstances in connection with a change of control. Each year the compensation committee reviews benchmarking data to evaluate whether the benefits to be received by each executive continue to be competitive compared to our proxy peer group.  The severance plan and termination protection program is designed based on our understanding of market practice at comparable companies for similarly situated executives and in a manner that we believe is likely to attract and help retain high quality executive talent. The severance plan and termination protection program is described in greater detail under “— Executive Compensation — Payments Upon Termination or Change of Control.”

In connection with a change of control, executives other than the chief executive officer are entitled to receive payments and benefits only as a result of an involuntary termination without cause or termination by the executive for good reason. In the case of the chief executive officer, the severance plan and termination protection program provides for a 30-day period following the first anniversary of the change of control in which he can resign for any reason and receive the payments and benefits due under the program. We have provided for this arrangement for our chief executive officer so that his future employment status with any successor to our company will not be a meaningful consideration in his evaluation of any potential corporate transaction.

In making its decision to adopt the severance plan and termination protection program, the compensation committee considered the views of the outside compensation consultant that the program was generally consistent with market practice, as well as information on the potential costs associated with the program. The triggers for benefits are based on market practice and the compensation committee’s view that some level of income continuation should be provided in the event a named executive officer’s employment is terminated without cause or by the executive with good reason. In addition, the compensation committee believes that, based on market practice, the vesting of outstanding equity awards should accelerate upon a change in control. In the case of the additional provision pursuant to which the chief executive officer can voluntarily resign in the 30-day period one year after a change in control, the compensation committee believes it to be appropriate considering that the chief executive officer is our founder.  Except for our chief executive officer in the case of a change of control, we do not provide any payments or benefits in the case of termination by an executive without good reason or in the case of termination for cause.

Other Executive Compensation Policies

Role of Executive Officers in Determining Executive Compensation.  The compensation committee approves all compensation decisions relating to our executive officers, including our chief executive officer.  As part of this process, the chief executive officer, together with our senior vice president human resources, prepares compensation recommendations for each of our executive officers, other than himself, and presents these recommendations to the compensation committee for approval. The chief executive officer is not present when the committee makes decisions regarding his compensation.  In addition, the outside compensation consultant retained by the compensation committee periodically meets with management to gain input on objectives with respect to executive compensation and to collect information required to carry out its work.

Tax and Accounting Considerations.  Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our other named executive officers whose compensation is required to be disclosed to our stockholders under the Exchange Act by reason of being among our most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, the compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Sections 280G and 4999 of the Internal Revenue Code impose certain adverse tax consequences on compensation treated as excess parachute payments. An executive is treated as having received excess parachute payments if such executive receives compensatory payments or benefits that are contingent on a change in control, and the aggregate amount of such payments and benefits equal or exceeds three times the executive’s base amount. The portion of the payments and benefits in excess of one times base amount are treated as excess parachute payments and are subject to a 20% excise tax, in addition to any applicable federal income and employment taxes. Also, our compensation deduction in respect of the executive’s excess parachute payments is disallowed. If we were to undergo a change-in-control, certain amounts received by our executives (for example, certain severance payments and amounts attributable to the accelerated vesting of stock options and restricted stock units) could be excess parachute payments under Sections 280G and 4999 of the Internal Revenue Code. As discussed below under “Payments Upon Termination or Change-in-Control” we provide certain of our executive officers with tax gross up payments in the event of a change-in-control.

Stock Ownership Requirements and Hedging Policies.  While we believe it is important for executives to have an equity stake in our company to help align their interests with those of our stockholders, we do not currently have any formal stock ownership requirements or guidelines. In addition, we do not have any specific policies regarding the hedging of economic risk related to stock ownership.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the
Board of Directors of Emergent BioSolutions Inc.

Ronald B. Richard, Chair
Louis W. Sullivan, M.D.
Marvin L. White

Compensation Committee Interlocks and Insider Participation

During 2010, Dr. Harsanyi, Dr. Bailey, Mr. Richard, Dr. Sullivan and Mr. White served as members of the compensation committee. No member of the compensation committee was at any time during 2010, or formerly, an officer or employee of Emergent BioSolutions or any subsidiary of Emergent BioSolutions, and no member of the compensation committee had any relationship with Emergent BioSolutions during 2010 requiring disclosure under Item 404 of Regulation S-K.

During 2010, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more executive officers who served as a member of our board of directors or compensation committee during 2010.

Executive Compensation

Summary Compensation

The following table sets forth information for the fiscal years ended December 31, 2010, 2009 and 2008 regarding the compensation of our chief executive officer, our chief financial officer and our three other most highly compensated executive officers who were serving as executive officers on December 31, 2010. We refer to these individuals as our named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus	Option Awards(2)	Stock Awards(3)	All Other Compensation(4)	Total
Fuad El-Hibri	2010	$634,908	$722,570	$584,994	$672,945	$3,649	$2,619,066
Chief Executive Officer	2009	$585,628	$485,900	$885,486	$-	$7,350	$1,964,364
and Chairman of the Board of Directors	2008	$537,763	$323,250	$309,240	$-	$3,132	$1,173,385
Daniel J. Abdun-Nabi	2010	$452,928	$366,692	$306,286	$352,327	$7,350	$1,485,583
President and Chief	2009	$411,485	$231,169	$562,148	$-	$7,350	$1,212,152
Operating Officer	2008	$390,671	$211,350	$231,930	$-	$6,720	$840,670
R. Don Elsey	2010	$362,313	$177,060	$128,888	$148,265	$7,350	$823,876
Senior Vice President, Finance and Administration,	2009	$314,703	$142,057	$323,338	$-	$7,350	$787,447
Chief Financial Officer	2008	$295,962	$118,560	$132,973	$-	$5,945	$553,440
and Treasurer
Kyle W. Keese (5)	2010	$335,434	$185,900	$120,804	$138,958	$7,350	$788,445
Senior Vice President,	2009	$296,673	$143,312	$200,240	$-	$7,350	$647,574
Manufacturing Operations	2008	$280,288	$96,460	$123,696	$-	$6,490	$506,935
Stephen Lockhart	2010	$267,968	$90,806	$96,545	$111,052	$42,163	$608,533
Senior Vice President,	2009	$265,800	$105,935	$179,723	$-	$42,239	$593,698
Product Development	2008	$295,604	$75,725	$134,209	$-	$33,913	$539,451

(1)	Includes amounts deferred at the direction of the executive officer to our 401(k) plan and amounts paid to the executive officer for accrued and unused paid time off.
(2)
The amounts in the “Option Awards” column reflect grant date fair value of stock option awards granted to the named executive officers for the fiscal years indicated, calculated in accordance with SEC rules. Each stock option award reflected in the table vests in three equal installments on the first, second and third anniversaries of the date of grant. For a discussion of our valuation assumptions, see Notes 2 and 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(3)
The amounts in the “Stock Awards” column reflect grant date fair value of restricted stock unit awards granted to the named executive officers for the fiscal years indicated, calculated in accordance with SEC rules. Each restricted stock unit award reflected in the table vests in three equal installments on the first, second and third anniversaries of the date of grant.  For a discussion of our valuation assumptions, see Notes 2 and 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(4)
Represents contributions that we made on behalf of the named executive officer to our 401(k) plan and insurance premiums that we paid with respect to life insurance for the benefit of the named executive officer.

(5)	Mr. Keese was appointed to serve as our Executive Vice President, BioDefense Division, in March 2011.

     Employment Agreements

Except for Dr. Lockhart, who has an employment agreement with us as a result of his U.K. residency, none of our named executive officers has an employment agreement with us. The agreement with Dr. Lockhart provided for an initial annual base salary of £150,000, and his current annual base salary as determined by the compensation committee is £176,389. Dr. Lockhart is eligible to receive a discretionary annual cash bonuses in an amount reviewed and approved by the compensation committee based on a target percentage of his annual base salary. The target percentage for Dr. Lockhart is currently 40%.  Provided that Dr. Lockhart makes a monthly contribution equal to 2.5% of his salary to a qualified personal pension plan, we will contribute an amount equal to 10% of his salary to such plan, subject to limits that may be imposed by the United Kingdom’s HM Revenue & Customs. Pursuant to the agreement, Dr. Lockhart is entitled to receive employee benefits made available to other employees and officers.  Pursuant to the agreement, Dr. Lockhart is eligible for severance benefits as set forth in “—Payments Upon Termination or Change of Control.”  Either party may terminate the agreement on six months’ notice.  Each of our other named executive officers is eligible for severance benefits pursuant to our severance plan and termination protection program as set forth in “— Payments Upon Termination or Change of Control.”

On an annual basis, the compensation committee determines salary increases, cash bonus amounts and equity awards for our executive officers. In addition, the compensation committee determines target annual cash bonuses as a percentage of each executive officer’s annual base salary. We do not have any formal or informal policy or target for the amount of executive salary and bonus in proportion to total compensation.

Information Relating to Grants of Plan-Based Awards

The following table sets forth information regarding each grant of an award made to each named executive officer during the fiscal year ended December 31, 2010 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.

2010 Grants of Plan-Based Awards
Name	Grant Date	Stock Awards: Number of Shares of Stock(1)	Option Awards: Number of Securities Underlying Options(2)	Exercise Price of Option Awards ($/sh)(3)	Grant Date Fair Value of Stock and Option Awards(4)
Fuad El-Hibri	3/9/2010	42,297	-	$-	$672,945
	3/9/2010	-	84,594	$15.91	$584,994
Daniel J. Abdun-Nabi	3/9/2010	22,145	-	$-	$352,327
	3/9/2010	-	44,291	$15.91	$306,286
R. Don Elsey	3/9/2010	9,319	-	$-	$148,265
	3/9/2010	-	18,638	$15.91	$128,888
Kyle W. Keese	3/9/2010	8,734	-	$-	$138,958
	3/9/2010	-	17,469	$15.91	$120,804
Stephen Lockhart	3/9/2010	6,980	-	$-	$111,052
	3/9/2010	-	13,961	$15.91	$96,545
(1)	Represents shares of common stock underlying a restricted stock unit award.
(2)	Represents shares of common stock issuable upon exercise of stock options.
(3)
Represents the fair market value of our common stock on the date of grant, which we consider to be the closing sales price of our common stock on the NYSE on the trading day immediately preceding the date of grant.

(4)	The amounts in the “Grant Date Fair Value of Stock and Option Awards” column reflect the grant date fair value of each equity award calculated in accordance with SEC rules.

            In 2010, all equity awards were granted under our Amended and Restated 2006 Stock Incentive Plan and vest in three equal installments on the first, second and third anniversaries of the date of grant.  All stock options have an exercise price equal to the closing sale price per share of our common stock on the NYSE on the trading day immediately preceding the date of grant.  Under the terms of the agreements governing the restricted stock unit awards granted to our named executive officers in 2010, each named executive officer is entitled to receive, at the time of the issuance of any shares upon vesting of the applicable restricted stock unit award, an amount of cash equal to the aggregate amount of all dividends paid by us between the date of grant and the issuance of such shares.

Information Relating to Outstanding Equity Awards

The following table sets forth information regarding unexercised stock options outstanding as of December 31, 2010 for each of the named executive officers.

Outstanding Equity Awards at Fiscal Year-End 2010

	Option Awards					Stock Awards
Name	Exercisable	Unexercisable		Option Award Exercise Price	Option Award Expiration Date	Unvested Stock Awards		Market Value Unvested Stock Awards
Fuad El-Hibri	-	33,333	(1)	$7.00	3/10/2015	-		$-
	35,967	71,933	(2)	$18.90	3/9/2016	-		$-
	-	84,594	(3)	$15.91	3/8/2017	-		$-
	-	-		$-	-	42,297	(4)	$992,288	(6)
Daniel J. Abdun-Nabi	42,000	-		$10.13	12/12/2013	-		$-
	30,000	-		$13.42	4/1/2014	-		$-
	38,361	-		$8.43	6/13/2014	-		$-
	50,000	25,000	(1)	$7.00	3/10/2015	-		$-
	22,834	45,666	(2)	$18.90	3/9/2016	-		$-
	-	44,291	(3)	$15.91	3/8/2017	-		$-
	-	-		$-	-	22,145	(4)	$519,522
R. Don Elsey	14,385	-		$13.26	9/20/2011	-		$-
	10,000	-		$10.13	12/12/2013	-		$-
	8,666	-		$8.43	6/13/2014	-		$-
	14,333	14,333	(1)	$7.00	3/10/2015	-		$-
	13,134	26,266	(2)	$18.90	3/9/2016	-		$-
	-	18,638	(3)	$15.91	3/8/2017	-		$-
	-	-		$-	-	9,319	(4)	$218,624	(6)
Kyle W. Keese	30,000	-		$10.13	12/12/2013	-		$-
	13,000	-		$8.43	6/13/2014	-		$-
	26,667	13,333	(1)	$7.00	3/10/2015	-		$-
	8,134	16,266	(2)	$18.90	3/9/2016	-		$-
	-	17,469	(3)	$15.91	3/8/2017	-		$-
	-			$-	-	8,734	(4)	$204,900	(6)
Stephen Lockhart	-	5,400	(1)	$7.00	3/10/2015	-		$-
	-	5,833	(5)	$10.68	8/10/2015	-		$-
	7,300	14,600	(2)	$18.90	3/9/2016	-		$-
	-	13,961	(3)	$15.91	3/8/2017	-		$-
	-	-		$-	-	6,980	(4)	$163,751	(6)

(1)	The remaining unvested portion will vest on March 10, 2011.
(2)	Approximately one half of the unvested portion of this stock option award vested on March 9, 2011, and the remaining unvested portion will vest on March 9, 2012.
(3)	Approximately one third of this stock option award vested on March 9, 2011, and approximately another one third of this option will vest on each of March 9, 2012 and 2013.
(4)
Approximately one third of this restricted stock unit award vested on March 8, 2011, and approximately another one third of this restricted stock unit award will vest on each of March 8, 2012 and 2013.

(5)	The remaining unvested portion of this stock option award will vest on August 10, 2011.
(6)
Represents the closing market price of our common stock on the NYSE on December 31, 2010 multiplied by the number of shares underlying the unvested portion of the restricted stock unit award as of December 31, 2010.

Information Relating to Option Exercises

The following table sets forth information regarding the exercise of stock options during the fiscal year ended December 31, 2010 for each of the named executive officers on an aggregated basis.

2010 Option Exercises

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)
Fuad El-Hibri	60,333	$554,853
Daniel J. Abdun-Nabi	—	—
R. Don Elsey	5,000	$61,100
Kyle W. Keese	—	—
Stephen Lockhart	39,133	$321,238

(1)
The amounts in the “Value Realized on Exercise” column are calculated based on the difference between the closing market price per share of our common stock on the date of exercise and the exercise price per share of the applicable stock option. No restricted stock unit award held by a named executive officer vested in 2010.

Payments Upon Termination or Change of Control

In May 2006, our board of directors approved a severance plan and termination protection program effective April 1, 2006 for the benefit of employees with the title of chief executive officer, president, executive vice president, senior vice president or vice president who have been designated to participate in the severance plan by our board of directors or, with the authorization of our board of directors, by our chief executive officer. Our chief executive officer is authorized to designate the greater of 7% of the total number of our employees or 35 employees to be participants in the severance plan at any particular time, on the basis of name, title, function or compensation level. Our chief executive officer will at all times be a participant under the severance plan and shall have no less favorable rights under the severance plan than any other participant. Each of the named executive officers is currently a participant in the severance plan except for Dr. Lockhart, whose severance provisions are governed by his employment agreement and are substantially similar to those of the severance plan.

The severance plan was initially effective through December 31, 2009. Commencing on December 31, 2009, and on December 31 of each year thereafter, the severance plan will be automatically extended for additional one-year periods unless we provide 90 days’ prior written notice to the participating employees that the term will not be extended.

If during the term of the severance plan we terminate a participant’s employment without cause, as defined in the severance plan, then the participant will be entitled to:

▪	any unpaid base salary and accrued paid time-off through the date of termination;
▪	a pro rata portion of the participant’s target annual bonus in respect of the year of termination;
▪	any bonus earned but unpaid as of the date of termination for any previously completed year;
▪	reimbursement for any unreimbursed expenses incurred by the participant prior to the date of termination;
▪	an amount equal to a specified percentage of the participant’s annual base salary, as indicated in the table below;
▪	employee and fringe benefits and perquisites, if any, to which the participant may be entitled as of the date of termination under our relevant plans, policies and programs; and
▪
continued eligibility for the participant and his or her eligible dependents to receive employee benefits (such as medical, dental, life insurance, disability and pension benefits), for a stated period following the participant’s date of termination as indicated in the table below, except when the provision of employee benefits would result in a duplication of benefits provided by any subsequent employer.

The following table sets forth the percentage of base salary and the stated period for continued employee benefits to which each of our named executive officers is entitled if we terminate the executive officer’s employment without cause.

Name	Percentage of Annual Base Salary	Stated Period for Continued Employee Benefits
Fuad El-Hibri	150%	18 months
Daniel J. Abdun-Nabi	125%	15 months
R. Don Elsey	100%	12 months
Kyle W. Keese	100%	12 months
Stephen Lockhart	75%	9 months

Except with respect to any unpaid base salary, accrued paid time off and unreimbursed expenses, which shall be paid in a single lump sum within 30 days following termination, we will pay the amounts under the severance plan in equal monthly installments over the same stated period during which we have agreed to provide continued employee benefits to the terminated employee.

As a condition to payment of any amounts under the severance plan, the participant is required:

▪	For the same stated period during which we have agreed to provide continued employee benefits to the terminated employee, not to:
▪	induce, counsel, advise, solicit or encourage our employees to leave our employ or to accept employment with any other person or entity,
▪
induce, counsel, advise, solicit or encourage any person who we employed within six months prior to that time to accept employment with any person or entity besides us or hire or engage that person as an independent contractor,

▪
solicit, interfere with or endeavor to cause any of our customers, clients or business partners to cease or reduce its relationship with us or induce any such customer, client or business partner to breach any agreement that such customer, client or business partner may have with us, and

▪	engage in or have a financial interest in any business competing with us within any state, region or locality in which we are then doing business or marketing products;
▪
upon reasonable notice and at our expense, to cooperate fully with any reasonable request that may be made by us in connection with any investigation, litigation or other similar activity to which we are or may be a party or may otherwise be involved and for which the participant may have relevant information; and

▪
to sign and deliver a suitable waiver and release under which the participant will release and discharge us from and on account of any and all claims that relate to or arise out of our employment relationship.

In connection with our implementation of the severance plan, in August 2006, we agreed to the following modifications and clarifications to Mr. El-Hibri’s contractual obligations and duties:

▪
Mr. El-Hibri’s service as chairman of Digicel Holdings, which service terminated in October 2006, and his service as chairman of East West Resources Corporation, activities with Intervac, L.L.C. and Intervac Management, L.L.C., a member of the board of trustees of American University, a member of the board of directors of the International Biomedical Research Alliance and chairman of the board of trustees of El-Hibri Charitable Foundation and his management of his personal investments at levels of time and attention comparable to those that Mr. El-Hibri provided to such entities within the twelve months preceding our agreement with Mr. El-Hibri, do not violate his contractual obligations to us or interfere with his ability to perform his duties to us;

▪
it is not a violation of Mr. El-Hibri’s contractual obligations to us if he pursues a business transaction or opportunity where such transaction or opportunity was first presented to Mr. El-Hibri in his capacity as an officer or director of the entities listed above or where such transaction or opportunity was first presented to us and our board of directors declined to pursue such transaction or opportunity; and

▪
with respect to three employees who, at Mr. El-Hibri’s invitation, left their employment with East West Resources Corporation to accept employment with us, it is not a violation of Mr. El-Hibri’s non-solicitation agreement to induce, counsel, advise, solicit or encourage, or attempt to induce, counsel, advise, solicit or encourage those employees to return to employment with East West Resources Corporation.

If during the term of the severance plan, we terminate a participant’s employment with cause, then the participant will not be entitled to receive any compensation, benefits or rights under the severance plan, and any stock options or other equity participation benefits vested on or prior to the date of the termination, but not yet exercised, will immediately terminate.

If during the term of the severance plan, we terminate a participant’s employment without cause or a participant resigns for good reason, as defined in the severance plan, in each case within 18 months following a change of control, as defined in the severance plan, then the participant will be entitled to:

▪	a lump sum amount, payable within 30 days following the date of termination, equal to the sum of:
▪	any unpaid base salary and accrued paid time-off through the date of termination,
▪	a pro rata portion of the participant’s target annual bonus in respect of the year of termination,
▪	any bonus earned but unpaid as of the date of termination for any previously completed year,
▪	any unreimbursed expenses incurred by the participant prior to the date of termination, and
▪
an amount equal to a specified percentage of the sum of the participant’s base salary and the greater of the annual bonus that was paid to the participant in respect of the most recently completed year or the maximum annual bonus that could have been paid to the participant under an established bonus plan, if any, for the most recently completed year, as indicated in the table below;

▪	employee and fringe benefits and perquisites, if any, to which the participant may be entitled as of the date of termination of employment under our relevant plans, policies and programs;
▪
any unvested stock options held by the participant that are outstanding on the date of termination will become fully vested as of that date, and the period, during which any stock options held by the participant that are outstanding on that date may be exercised, shall be extended to a date that is the later of the 15th day of the third month following the termination date, or December 31 of the calendar year in which the stock option would otherwise have expired if the exercise period had not been extended, but not beyond the final date the stock option could have been exercised if the participant’s employment had not terminated, in each case based on the term of the option at the original grant date;

▪
continued eligibility for the participant and his or her eligible dependents to receive employee benefits (such as medical, dental, life insurance, disability and pension benefits), for a stated period following the participant’s date of termination as indicated in the table below, except when the provision of employee benefits would result in a duplication of benefits provided by any subsequent employer;

▪	a gross-up payment with respect to applicable excise taxes on any payment to the participant;
▪
the retention for the maximum period permitted by applicable law of all rights the participant has to indemnification from us immediately prior to the change of control and the continuation throughout the period of any applicable statute of limitations of any director’s and officer’s liability insurance covering the participant immediately prior to the change of control; and

▪
the advancement to the participant of all costs and expenses, including attorney’s fees and disbursements, incurred by the participant in connection with any legal proceedings that relate to the termination of employment or the interpretation or enforcement of any provision of the severance plan, for which the participant will have no obligation to reimburse us if the participant prevails in the proceeding with respect to at least one material issue or the proceeding is settled.

If during the term of the severance plan, we terminate a participant’s employment prior to a change of control, which subsequently occurs, at the request of a party involved in the change of control, or otherwise in connection with or in anticipation of a change of control, then the participant will be entitled to the same benefits and rights provided above, except that such benefits and rights shall be paid or distributed in the same manner (in installments, where applicable) as if we terminated a participant's employment without cause, as described beginning on page 24.

The following table sets forth the percentage of base salary and bonus and the stated period for continued employee benefits to which each of our named executive officers is entitled under the circumstances described above in connection with a change of control.

Name	Percentage of Annual Base Salary and Bonus	Stated Period for Continued Employee Benefits
Fuad El-Hibri	250%	30 months
Daniel J. Abdun-Nabi	200%	24 months
R. Don Elsey	100%	12 months
Kyle W. Keese	100%	12 months
Stephen Lockhart	75%	9 months

Under the severance plan, our chief executive officer may designate up to two participants for whom any reason for resigning within the 30-day period following the first anniversary of a change of control shall also constitute good reason. Mr. El-Hibri has been designated as a participant to receive this benefit.

All payments under the severance plan will be reduced by any applicable taxes required by applicable law to be paid or withheld by us. If at the time a participant’s employment is terminated, the participant is a specified employee within the meaning of Section 409A, then any payments to the participant that constitute non-qualified deferred compensation within the meaning of Section 409A will be delayed by a period of six months. All such payments that would have been made to the participant during the six-month period will be made in a lump sum on the date that is six months and one day following the date of termination, and all remaining payments will commence in the seventh month following the date of termination. Our board of directors or any committee thereof designated by our board of directors is authorized to administer the severance plan and has authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the severance plan as it deems advisable.

The following tables set forth the amount of potential payments and value of benefits that each named executive officer who was serving as an executive officer on December 31, 2010 would receive upon termination of employment or a change of control of Emergent BioSolutions under our severance plan and termination protection program, assuming that the triggering event in question occurred on December 31, 2010.

Summary Of Potential Payments Upon Termination Or Change Of Control

	Termination without Cause
Name	Cash Payments(1)	Value of Benefits(2)	Value of Options(3)
Fuad El-Hibri	$1,345,040	$22,706	—
Daniel J. Abdun-Nabi	$777,831	$16,452	—
R. Don Elsey	$518,662	$11,194	—
Kyle W. Keese	$455,000	$13,162	—
Stephen Lockhart	$308,268	$16,200	—

	Termination Prior to or in Connection with a Change of Control
Name	Cash Payments(4)	Value of Benefits(5)	Value of Options(3)
Fuad El-Hibri	$2,778,754	$37,843	$2,507,664
Daniel J. Abdun-Nabi	$1,351,288	$26,323	$1,473,660
R. Don Elsey	$499,755	$11,194	$715,056
Kyle W. Keese	$468,312	$13,162	$630,446
Stephen Lockhart	$271,127	$16,200	$499,162

(1)
The amounts in this column represent the aggregate amount equal to a specified percentage of the named executive officer’s annual base salary in effect on December 31, 2010 and the pro rata target bonus for 2010.

(2)	The amounts in this column reflect the estimated value of future premiums under our health and welfare benefit plans, disability program and life insurance program.
(3)
The amounts in this column are calculated by multiplying the number of shares subject to accelerated vesting under outstanding stock options by the difference between $23.46, which is the closing market price per share of our common stock on December 31, 2010, and the per share exercise price of the applicable accelerated stock option.

(4)
The amounts in this column represent a lump sum payment equal to a specified percentage of the named executive officer’s annual base salary in effect on December 31, 2010 plus a specified percentage of the named executive officer’s 2010 bonus and the greater of (i) the bonus paid to such executive for the most recently completed year, which as of December 31, 2010 would have been the bonus for 2009, or (ii) the maximum annual bonus that could have been paid to the executive for 2010, which we have calculated as the full target bonus for 2010.

(5)	The amounts in this column reflect the estimated value of future premiums under our health and welfare benefit plans, disability program and life insurance program.

 Compensation of Directors

The following table sets forth information for the fiscal year ended December 31, 2010 regarding the compensation of our directors who are not also named executive officers.

2010 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation		Total
Dr. Sue Bailey	$55,524	$58,068	$50,182	$-		$163,774
Zsolt Harsanyi, Ph.D	$66,585	$58,068	$50,182	$-		$174,835
Jerome M. Hauer	$10,717	$58,068	$50,182	$180,000	(2)	$298,967
Ronald B. Richard	$68,709	$58,068	$50,182	$-		$176,959
Louis W. Sullivan, M.D,	$71,917	$58,068	$50,182	$-		$180,167
Marvin White	$28,516	$85,050	$73,540	$-		$187,106
John E. Niederhuber, M.D.	$14,613	$94,824	$80,911	$-		$190,348

(1)
The amounts in the “Stock Awards” and "Option Awards" columns reflect the grant date fair value of equity awards granted to the directors named in the table above for the fiscal year ended December 31, 2010, calculated in accordance with SEC rules.  The assumptions we used to calculate these amounts are discussed in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010. As of December 31, 2010, Dr. Bailey, Dr. Harsanyi, Mr. Hauer, Mr. Richard, Dr. Sullivan, Mr. White and Dr. Niederhuber held outstanding stock options to purchase 40,000, 72,000, 21,600, 82,000, 107,956, 10,800 and 10,800 shares of our common stock and restriced stock units with respect to 3,600, 3,600, 3,600, 3,600, 3,600, 5,400 and 5,400 shares of our common stock, respectively.

(2)	Represents consulting fees for Mr. Hauer in 2010. For more information, see “Transactions with Related Persons — Consulting Agreements.”

Under our director compensation program, we pay each of our non-employee directors an annual retainer of $30,000 for service as a director. Each non-employee director also receives a fee for each board and committee meeting attended. The board and audit committee meeting fees are $1,500 for attendance in person and $500 for attendance by telephone. The compensation, nominating and corporate governance, and scientific review committee meeting fees are $1,000 for attendance in person and $300 for attendance by telephone. The lead director receives an additional annual cash retainer of $15,000, the chair of the audit committee receives an additional annual cash retainer of $20,000, and the chair of the compensation, nominating and corporate governance, and scientific review committees each receive an additional annual cash retainer of $15,000. Each member of our audit committee other than the chair receives an additional annual cash retainer of $5,000. Each member of our compensation, nominating and corporate governance, and scientific review committees other than the chairs each receive an additional annual cash retainer of $3,000. We reimburse our non-employee directors for out-of-pocket expenses incurred in connection with attending our board and committee meetings.

Under the director compensation program in effect prior to the completion of our initial public offering, we granted a non-qualified option to purchase 43,156 shares of our common stock to each of our independent directors, unless the director’s appointment was pursuant to any transaction or other arrangement requiring such appointment, and to each non-employee director who did not qualify as an independent director if our board of directors determined that the option award was necessary to attract such non-employee director to join the board. These options vested in three equal installments on the first, second and third anniversaries of the date of grant, have an exercise price equal to the closing sales price per share of our common stock on the NYSE on the trading day immediately preceding the date of grant and expire ten years from the date of grant, subject to the director’s continued service as a director. Upon a change in control, as defined in each director stock option agreement, we will have the option to purchase and redeem all the options owned by the director, or held for the benefit of the director, for a purchase price equal to the difference between the option exercise price and the fair market value.

In 2010, we amended our director compensation program to provide for the award of both stock options and restricted stock units on an annual basis to directors.  Grants of stock options are automatic on the date of our annual meeting of stockholders pursuant to automatic option awards to non-employee directors under our Amended and Restated 2006 Stock Incentive Plan.  Grants of restricted stock units are made by the board of directors effective on the date of the annual meeting of stockholders.  Grants of equity awards are made in the following amounts:

▪	an option to purchase 10,800 shares of common stock and a restricted stock unit award for 5,400 shares of common stock upon commencement of service on our board of directors; and
▪
an option to purchase 7,200 shares of common stock and a restricted stock unit award for 3,600 shares of common stock on the date of each of our annual meetings of stockholders, provided that the director continues serving as a director after the annual meeting and has served on our board of directors for at least six months.

The stock options vest in three equal installments on the first, second and third anniversaries of the date of grant, have exercise prices equal to the closing sales price per share of our common stock on the NYSE on the trading day immediately preceding the date of grant and expire ten years from the date of grant, subject to the director’s continued service as a director.  The restricted stock units vest in three equal annual installments beginning on the first anniversary of the date of grant, assuming continued service with the company.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of December 31, 2010 regarding securities authorized for issuance under our equity compensation plans, consisting of our Amended and Restated 2006 Stock Incentive Plan and our employee stock option plan, as amended. Both of our equity compensation plans were adopted with the approval of our stockholders. We no longer grant options under our employee stock option plan.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)(1)
Equity compensation plans approved by stockholders	3,861,011	$12.76	3,314,851
Equity compensation plans not approved by stockholders	-	$-	-
Total	3,861,011		3,314,851

(1)
In addition to being available for future issuance upon exercise of stock options and restricted stock unit awards that have been or may be granted after December 31, 2010, our Amended and Restated 2006 Stock Incentive Plan provides for the issuance of restricted stock awards and other stock-based awards.

PROPOSAL 1 — ELECTION OF DIRECTORS

Background

At the 2011 annual meeting, stockholders will have an opportunity to vote for the three Class II director nominees listed below. If elected, the terms of each of these three director nominees would expire at the 2014 annual meeting of stockholders. The persons named in our proxy card will vote to elect these three nominees as Class II directors, unless you withhold authority to vote for the election of any or all of these nominees by indicating as such in your proxy. Each of the nominees has indicated his willingness to serve, if elected. However, if any of the nominees should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by our board of directors, or our board of directors may reduce the number of directors.

Board Recommendation

The board of directors recommends a vote “FOR” the election of each of the Class II director nominees.

Directors and Nominees

The following paragraphs provide information as of the date of this proxy statement about each Class II director nominee and each member of our board of directors whose term continues after the 2011 annual meeting. The information presented includes information about each such director, including age, all positions and offices held with us, length of service as a director, principal occupation and employment for the past five years and the names of other publicly held companies of which he or she has served as a director during the past five years. For information about the number of shares of common stock beneficially owned by our directors as of March 31, 2011, see “Stock Ownership Information.”

No director or executive officer is related by blood, marriage or adoption to any other director or executive officer. No arrangements or understandings exist between any director or person nominated for election as a director and any other person pursuant to which such person is to be selected as a director or nominee for election as a director.

Terms to Expire at the 2011 Annual Meeting (Class II Directors)

Zsolt Harsanyi, Ph.D., age 67, a director since 2004.  Dr. Harsanyi has served as a director since August 2004. Dr. Harsanyi has served as chief executive officer and chairman of the board of directors of Exponential Biotherapies Inc., a private biotechnology company, since December 2004. Dr. Harsanyi served as president of Porton International plc, a pharmaceutical and vaccine company, from January 1983 to December 2004. Dr. Harsanyi was a founder of Dynport Vaccine Company LLC in September 1996. Prior to joining Porton International, Dr. Harsanyi was vice president of corporate finance at E.F. Hutton, Inc. Previously, Dr. Harsanyi directed the first assessment of biotechnology for the U.S. Congress’ Office of Technology Assessment, served as a consultant to the President’s Commission for the Study of Ethical Problems in Medicine and Biomedical and Behavioral Research and was on the faculties of Microbiology and Genetics at Cornell Medical College.  Dr. Harsanyi received a Ph.D. from Albert Einstein College of Medicine and a B.A. from Amherst College.  We believe Dr. Harsanyi’s qualifications to serve on our board of directors include his industry experience, including his senior executive and financial positions.

Louis W. Sullivan, M.D., age 77, a director since 2006.  Dr. Sullivan has served as a director since June 2006. Dr. Sullivan has served as president emeritus of Morehouse School of Medicine since July 2002. Dr. Sullivan served as president of Morehouse School of Medicine from 1981 to 1989 and from 1993 to 2002. From 1989 to 1993, Dr. Sullivan was Secretary of the Department of Health and Human Services. Dr. Sullivan serves on the boards of directors of United Therapeutics Corporation, BioSante Pharmaceuticals and Henry Schein, Inc., all publicly held biotechnology companies. He was a founder and chairman of Medical Education for South African Blacks, Inc., a trustee of Africare, a director of the National Center on Addiction and Substance Abuse at Columbia University and chairman of the board of trustees of the National Health Museum, a non-profit institution developing a museum of health sciences. Dr. Sullivan received his M.D. from Boston University and a B.S. from Morehouse College.  We believe Mr. Sullivan’s qualifications to serve on our board of directors include his extensive service on various other boards and service with public institutions, as well as his medical background and prior senior positions in other organizations.

Marvin L. White, age 49, a director since June 2010 .  Mr. White has served as a director since June 2010.  Mr. White is currently system vice president and chief financial officer of St. Vincent Health, and is responsible for finance, materials management, accounting, patient financial services and managed care for all 19 hospitals and 36 joint ventures.  Prior to joining St. Vincent Health in 2008, Mr. White was executive director and chief financial officer of LillyUSA, a subsidiary of Eli Lilly and Company, where he also held leadership positions in Corporate Finance and Investment Banking in the Corporate Strategy Group.  He serves on the boards of Marian University and Advantage Health Solutions, Inc., and has been active with the Center for Leadership Development, Saving Orphans through Healthcare and Outreach (SOHO) and with the United Way.  Mr. White earned his B.A. in Accounting from Wilberforce University, and an M.B.A. in Finance from Indiana University.  We believe Mr. White’s prior and current financial experience and service on other boards make him strongly qualified to serve on our board of directors.

Terms to Expire at the 2012 Annual Meeting (Class III Directors)

Daniel J. Abdun-Nabi, age 55, a director since 2009.  Mr. Abdun-Nabi has served as president since April 2007 and chief operating officer since May 2007. Mr. Abdun-Nabi previously served as secretary from December 2004 to January 2008, senior vice president, corporate affairs and general counsel from December 2004 to April 2007 and vice president and general counsel from May 2004 to December 2004. Mr. Abdun-Nabi served as general counsel for IGEN International, Inc., a biotechnology company, and its successor BioVeris Corporation, from September 1999 to May 2004. Prior to joining IGEN, Mr. Abdun-Nabi served as senior vice president, legal affairs, general counsel and secretary of North American Vaccine, Inc. Mr. Abdun-Nabi received an L.L.M. in taxation from Georgetown University Law Center, a J.D. from the University of San Diego School of Law and a B.A. in political science from the University of Massachusetts, Amherst.  We believe Mr. Abdun-Nabi’s qualifications to serve on our board of directors include his extensive experience in senior management positions and his demonstrated business judgment, including his service as President of the company.

Dr. Sue Bailey, age 67, a director since 2007.   Dr. Bailey has served as a director since June 2007. Dr. Bailey served as a news analyst for NBC Universal, a media and entertainment company, from November 2001 to August 2006. Previously, Dr. Bailey served as Administrator, National Highway Traffic Safety Administration, as Assistant Secretary of Defense (Health Affairs) and as Deputy Assistant Secretary of Defense (Clinical Services). Dr. Bailey is a former faculty member at Georgetown Medical School and U.S. Navy officer, having achieved the rank of Lt. Commander, U.S. Navy Reserve. Dr. Bailey received her D.O. from Philadelphia College of Osteopathic Medicine and a B.S. from the University of Maryland.  We believe Dr. Bailey’s qualifications to serve on our board of directors include her medical background and prior senior positions in government.

Dr. John E. Niederhuber, age 72, a director since August 2010.  Dr. Niederhuber has served as a director since August 2010.  He previously served as the director of the National Cancer Institute, or NCI, from 2005 to 2010.  Dr. Niederhuber joined Inova Health System in August 2010 as Executive Vice President and CEO of the Inova Institute for Translational Research and Personalized Medicine. Dr. Niederhuber is also an adjunct investigator at NCI’s Center for Cancer Research, studying factors in the tumor microenvironment that lead to increased malignancy. Prior to joining NCI, Dr. Niederhuber was Director of the University of Wisconsin Comprehensive Cancer Center and a professor of surgery and oncology (member of the McArdle Laboratory) at the University of Wisconsin School of Medicine from 1997 to 2005. He chaired the Department of Surgery at Stanford University from 1991 to 1997 and held professorships at the Johns Hopkins University School of Medicine from 1987 to 1991 and at the University of Michigan from 1973 to 1987. Dr. Niederhuber is a graduate of Bethany College in West Virginia and the Ohio State University School of Medicine. He trained in surgery at the University of Michigan.  We believe that Dr. Niederhuber’s medical background in oncology and extensive experience with public institutions that deal with oncology make him uniquely qualified to serve on our board of directors.

Terms to Expire at the 2013 Annual Meeting (Class I Director Nominees)

Fuad El-Hibri, age 53, a director since 2004.  Mr. El-Hibri has served as chief executive officer and as chairman of our board of directors since June 2004. Mr. El-Hibri served as president from March 2006 to April 2007. Mr. El-Hibri served as chief executive officer and chairman of the board of directors of BioPort Corporation from May 1998 until June 2004, when, as a result of our corporate reorganization, BioPort became a wholly owned subsidiary of Emergent BioSolutions and was subsequently renamed BioPort as Emergent BioDefense Operations Lansing Inc. Mr. El-Hibri served as chairman of Digicel Holdings, Ltd., a privately held telecommunications firm, from August 2000 to October 2006. He served as president of Digicel from August 2000 to February 2005. Mr. El-Hibri is chairman of East West Resources Corporation, a venture capital and business consulting firm, a position he has held since June 1990. He served as president of East West Resources from September 1990 to January 2004. Mr. El-Hibri is a member of the board of trustees of American University, a member of the advisory board of the Yale Healthcare Conference, a member of the board of directors of the International Biomedical Research Alliance, an academic joint venture among the National Institutes of Health, or NIH, Oxford University and Cambridge University, a member of the board of trustees of the National Health Museum, a non-profit institution developing a museum of health sciences, and a member of the advisory board of the Heifetz International Music Institute, a non-profit organization dedicated to helping develop the skills of young musicians. He also serves as chairman of El-Hibri Charitable Foundation. Mr. El-Hibri received a master’s degree in public and private management from Yale University and a B.A. in economics from Stanford University.  We believe Mr. El-Hibri’s qualifications to serve on our board of directors include his service on other boards as well as his prior business experience, including as our chief executive officer and a director.

Jerome M. Hauer, age 59, a director since 2005.  Mr. Hauer has served as a director since June 2005. Mr. Hauer has served as chief executive officer of The Hauer Group, a consulting services firm, since March 2006. Mr. Hauer served as senior vice president and co-chair of the homeland security practice of Fleishman-Hillard Government Relations, a government relations service firm, from January 2005 to March 2006. Prior to joining Fleishman-Hillard, Mr. Hauer served as the director of Response to Disaster and Emergencies Institute and assistant professor at the George Washington University School of Public Health from November 2003 to December 2004. Mr. Hauer served as acting assistant secretary for public health emergency preparedness of HHS from June 2002 to November 2003 and as director of the office of public health preparedness of HHS from May 2002 to June 2002. He also served as managing director of the crisis and consequence management group at Kroll Associates, a risk consulting firm, from October 2000 to February 2002. Mr. Hauer served as the first director of the New York City Mayor’s Office of Emergency Management under Mayor Rudolph Giuliani. He also served as the director of Emergency Medical Services and Emergency Management as well as director of the Department of Fire and Buildings for the State of Indiana under Governor Evan Bayh. Mr. Hauer serves on the board of directors of Harbor BioSciences, Inc., a publicly held pharmaceutical company. Mr. Hauer previously served as a member of the Health Advisory Board of the Johns Hopkins School of Public Health and as a member of the National Academy of Science’s Institute of Medicine’s Committee to Evaluate the R&D Needs for Improving Clinical Medical Response to Chemical or Biological Terrorism Incidents. Mr. Hauer received an M.H.S. in public health from Johns Hopkins University School of Hygiene and Public Health and a B.A. from New York University.  We believe Mr. Hauer’s qualifications to serve on our board of directors include his significant experience in various governmental and public health organizations, as well as his experience on other boards.

Ronald B. Richard, age 55, a director since 2005.  Mr. Richard has served as a director since January 2005. Mr. Richard has served as the president and chief executive officer of the Cleveland Foundation, the nation’s oldest community foundation, since June 2003. From August 2002 to February 2003, Mr. Richard served as president of Stem Cell Preservation, Inc., a start-up medical research company. After leaving Stem Cell Preservation and prior to joining Emergent BioSolutions, Mr. Richard served as a strategic business advisor for IGEN International, Inc., a biotechnology company. Mr. Richard served as chief operating officer of In-Q-Tel, a venture capital fund that provides technologies to the Central Intelligence Agency, from March 2001 to August 2002. Prior to joining In-Q-Tel, Mr. Richard served in various senior management positions at Matsushita Electric (Panasonic), a consumer electronics company. Mr. Richard is a former U.S. foreign service officer. He served in Osaka/Kobe, Japan and as a desk officer for North Korean, Greek and Turkish affairs at the U.S. Department of State in Washington, D.C. Mr. Richard previously served as chairman of the board of trustees of the International Biomedical Research Alliance, an academic joint venture among the NIH, Oxford University and Cambridge University. Mr. Richard received an M.A. in international relations from Johns Hopkins University School of Advanced International Studies and a B.A. in history from Washington University. He holds an honorary doctorate in humane letters from Notre Dame College.  We believe Mr. Richard’s qualifications to serve on our board of directors include his past and current industry experience, including his prior senior management positions, including positions in the biotechnology industry.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT
 REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

Although stockholder approval of the selection of Ernst & Young LLP is not required by law, our board of directors and audit committee believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our board of directors will reconsider its selection of Ernst & Young LLP.

Ernst & Young also served as our independent registered public accounting firm for the fiscal year ended December 31, 2010. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from our stockholders.

Board Recommendation

The board of directors recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

PROPOSAL 3 — ADVISORY VOTE TO APPROVE COMPENSATION
OF NAMED EXECUTIVE OFFICERS

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.  This proposal, which is commonly referred to as “say-on-pay,” is required by the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act.  Section 14A of the Exchange Act also requires that stockholders have the opportunity to cast an advisory vote with respect to whether future advisory votes on executive compensation will be held every one, two or three years, which is the subject of Proposal 4.

Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate financial performance and stability.  The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.

The “INFORMATION ABOUT EXECUTIVE COMPENSATION” section of this proxy statement beginning on page 14, including “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by the compensation committee and the board of directors with respect to 2010.  Highlights of our executive compensation program include the following:

▪	a significant portion of each senior executive’s compensation should be variable, based on a combination of individual and corporate performance;
▪	compensation opportunities should be competitive with similarly sized, commercial-stage biotechnology companies;
▪	the equity compensation program should align executive interests with those of stockholders and should be simple for participants to understand; and
▪	supplemental benefits and perquisites should be limited and used selectively in specific circumstances to attract and retain executives

As we describe in the “Compensation Discussion and Analysis” section of this proxy statement, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders.  The board of directors believes this link between compensation and the achievement of our near- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.

Our board of directors is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to Emergent BioSolutions Inc.’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding.  Neither the outcome of this advisory vote nor of the advisory vote included in Proposal 4 overrules any decision by us or our board of directors (or any committee thereof), creates or implies any change to the fiduciary duties of our company or our board of directors (or any committee thereof), or creates or implies any additional fiduciary duties for us or our board of directors (or any committee thereof).  However, our compensation committee and board of directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Board Recommendation

The board of directors recommends a vote “FOR” the approval of the compensation of our named executive officers.

PROPOSAL 4 — ADVISORY VOTE ON THE FREQUENCY OF
FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In Proposal 3, we are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers.  In this Proposal 4, we are asking our stockholders to cast a non-binding advisory vote regarding the frequency of future advisory votes on executive compensation.  Stockholders may vote for a frequency of every one, two, or three years, or may abstain.

The board of directors will take into consideration the outcome of this vote in making a determination about the frequency of future advisory votes on executive compensation.  However, because this vote is advisory and non-binding, the board of directors may decide that it is in the best interests of our stockholders and the company to hold future advisory votes on executive compensation more or less frequently.  In the future, we will propose an advisory vote on the frequency of future advisory votes on executive compensation at least once every six calendar years.

Our board of directors acknowledges that there are a number of points of view regarding the relative benefits of the frequency of future advisory votes on executive compensation.  Accordingly, our board of directors is not making a recommendation on this Proposal 4 and currently intends to hold future advisory votes on executive compensation in accordance with the frequency option that receives the most stockholder support.

SOLICITATION OF PROXIES

The cost of solicitation will be borne by Emergent BioSolutions. We have engaged Innisfree M&A Incorporated to solicit proxies on our behalf for a fee of $15,000.  We will also reimburse brokers, nominees, custodians and other fiduciaries for their costs in sending proxy materials to beneficial owners.  In addition to the solicitation of proxies by mail and pursuant to Rule 14a-16 under the Exchange Act, officers and employees of Emergent BioSolutions may also directly solicit proxies in person, by telephone, facsimile or mail.

REVOCATION OF PROXY

Subject to the terms and conditions set forth in this proxy statement, all proxies received by us will be effective, notwithstanding any transfer of the shares to which those proxies relate, unless prior to the closing of the polls at the annual meeting, we receive a written notice of revocation signed by the person who, as of the record date, was the registered holder of those shares. The notice of revocation must indicate the certificate number and numbers of shares to which the revocation relates and the aggregate number of shares represented by the certificate(s).

STOCKHOLDER PROPOSALS

In order to be included in proxy material for our 2012 annual meeting of stockholders, stockholders’ proposed resolutions must be received by us at our principal executive offices, Emergent BioSolutions Inc., Attn: Corporate Secretary, 2273 Research Boulevard, Suite 400, Rockville, Maryland 20850 no later than December 9, 2011. However, if the date of the 2012 annual meeting is changed by more than 30 days from the date of the 2011 annual meeting, then the deadline is a reasonable time before we begin to print and send our proxy statement for the 2012 annual meeting. We suggest that proponents submit their proposals by certified mail, return receipt requested, addressed to our Corporate Secretary.

Our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice in proper form to our corporate secretary of the stockholder’s intention to bring such business before the meeting. The required notice must be in writing and received by our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting.  However, in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. For stockholder proposals to be brought before the 2012 annual meeting, the required notice must be received by our corporate secretary at our principal executive offices no earlier than January 20, 2012 and no later than February 19, 2012.

OTHER MATTERS

Our board of directors has no knowledge of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on those matters.

By Order of the Board of Directors,

 Jay G. Reilly
Vice President, General Counsel and Corporate Secretary

Rockville, Maryland
April 7, 2011

OUR BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL
MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO VOTE YOUR
PROXY AS SOON AS POSSIBLE. A PROMPT RESPONSE WILL GREATLY FACILITATE
ARRANGEMENTS FOR THE MEETING. STOCKHOLDERS WHO ATTEND THE
MEETING MAY VOTE THEIR STOCK IN PERSON EVEN THOUGH THEY HAVE
PREVIOUSLY SUBMITTED A PROXY.